Exhibit 3

                                                                  CONFORMED COPY
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                   AGREEMENT AND PLAN OF MERGER

                           by and among

                       RITE AID CORPORATION,

                   LAKE ACQUISITION CORPORATION,

                                and

                      PERRY DRUG STORES, INC.

                            dated as of

                         December 23, 1994

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                           TABLE OF CONTENTS
                                                                       Page

ARTICLE I        THE OFFER AND MERGER. . . . . . . . . . . . . . . . . .  1

  Section 1.1    The Offer . . . . . . . . . . . . . . . . . . . . . . .  1
  Section 1.2    Company Actions . . . . . . . . . . . . . . . . . . . .  3
  Section 1.3    Directors . . . . . . . . . . . . . . . . . . . . . . .  6
  Section 1.4    The Merger. . . . . . . . . . . . . . . . . . . . . . .  8
  Section 1.5    Effective Time. . . . . . . . . . . . . . . . . . . . .  9
  Section 1.6    Closing . . . . . . . . . . . . . . . . . . . . . . . .  9
  Section 1.7    Directors and Officers of the
                    Surviving Corporation. . . . . . . . . . . . . . . .  9
  Section 1.8    Shareholders' Meeting . . . . . . . . . . . . . . . . . 10
  Section 1.9    Merger Without Meeting of
                    Shareholders . . . . . . . . . . . . . . . . . . . . 10

ARTICLE II       CONVERSION OF SECURITIES. . . . . . . . . . . . . . . . 11

  Section 2.1    Conversion of Capital Stock . . . . . . . . . . . . . . 11
  Section 2.2    Exchange of Certificates. . . . . . . . . . . . . . . . 12
  Section 2.3    Company Option Plans. . . . . . . . . . . . . . . . . . 14

ARTICLE III      REPRESENTATIONS AND WARRANTIES
                    OF THE COMPANY . . . . . . . . . . . . . . . . . . . 15

  Section 3.1    Organization. . . . . . . . . . . . . . . . . . . . . . 15
  Section 3.2    Capitalization. . . . . . . . . . . . . . . . . . . . . 16
  Section 3.3    Authorization; Validity of
                    Agreement; Company Action. . . . . . . . . . . . . . 18
  Section 3.4    Consents and Approvals; No
                    Violations . . . . . . . . . . . . . . . . . . . . . 19
  Section 3.5    SEC Reports and Financial
                    Statements . . . . . . . . . . . . . . . . . . . . . 20
  Section 3.6    Absence of Certain Changes. . . . . . . . . . . . . . . 21
  Section 3.7    No Undisclosed Liabilities. . . . . . . . . . . . . . . 21
  Section 3.8    Information in Proxy Statement. . . . . . . . . . . . . 22
  Section 3.9    Employee Benefit Plans; ERISA . . . . . . . . . . . . . 22
  Section 3.10   Litigation. . . . . . . . . . . . . . . . . . . . . . . 24
  Section 3.11   Conduct of Business . . . . . . . . . . . . . . . . . . 24
  Section 3.12   Reimbursement . . . . . . . . . . . . . . . . . . . . . 25
  Section 3.13   Taxes . . . . . . . . . . . . . . . . . . . . . . . . . 25
  Section 3.14   Labor Relations . . . . . . . . . . . . . . . . . . . . 28
  Section 3.15   Compliance with Laws. . . . . . . . . . . . . . . . . . 28
  Section 3.16   Insurance . . . . . . . . . . . . . . . . . . . . . . . 28
  Section 3.17   Contracts . . . . . . . . . . . . . . . . . . . . . . . 29
  Section 3.18   Real Property . . . . . . . . . . . . . . . . . . . . . 29
  Section 3.19   Opinions of Financial Advisors. . . . . . . . . . . . . 29
  Section 3.20   Vote Required . . . . . . . . . . . . . . . . . . . . . 29

ARTICLE IV       REPRESENTATIONS AND WARRANTIES
                    OF PARENT AND THE PURCHASER. . . . . . . . . . . . . 30


  Section 4.1    Organization. . . . . . . . . . . . . . . . . . . . . . 30
  Section 4.2    Authorization; Validity of
                    Agreement; Necessary Action. . . . . . . . . . . . . 30
  Section 4.3    Consents and Approvals; No
                    Violations . . . . . . . . . . . . . . . . . . . . . 31
  Section 4.4    Information in Proxy Statement;
                    Schedule 14D-9 . . . . . . . . . . . . . . . . . . . 32
  Section 4.5    Financing . . . . . . . . . . . . . . . . . . . . . . . 32
  Section 4.6    Purchaser's Operations. . . . . . . . . . . . . . . . . 32

ARTICLE V        COVENANTS . . . . . . . . . . . . . . . . . . . . . . . 32

  Section 5.1    Interim Operations of the
                    Company. . . . . . . . . . . . . . . . . . . . . . . 32
  Section 5.2    Rights Agreement. . . . . . . . . . . . . . . . . . . . 35
  Section 5.3    HSR Act . . . . . . . . . . . . . . . . . . . . . . . . 35
  Section 5.4    Access to Information . . . . . . . . . . . . . . . . . 36
  Section 5.5    Consents and Approvals. . . . . . . . . . . . . . . . . 36
  Section 5.6    Employee Benefits . . . . . . . . . . . . . . . . . . . 37
  Section 5.7    No Solicitation . . . . . . . . . . . . . . . . . . . . 39
  Section 5.8    Brokers or Finders. . . . . . . . . . . . . . . . . . . 40
  Section 5.9    Additional Agreements . . . . . . . . . . . . . . . . . 40
  Section 5.10   Convertible Debentures. . . . . . . . . . . . . . . . . 40
  Section 5.11   Publicity . . . . . . . . . . . . . . . . . . . . . . . 41
  Section 5.12   Notification of Certain Matters . . . . . . . . . . . . 41
  Section 5.13   Directors' and Officers'
                    Insurance and Indemnification. . . . . . . . . . . . 41
  Section 5.14   WARN Act. . . . . . . . . . . . . . . . . . . . . . . . 42

ARTICLE VI       CONDITIONS. . . . . . . . . . . . . . . . . . . . . . . 43

  Section 6.1    Conditions to Each Party's
                    Obligation To Effect the
                    Merger . . . . . . . . . . . . . . . . . . . . . . . 43

ARTICLE VII      TERMINATION . . . . . . . . . . . . . . . . . . . . . . 44

  Section 7.1    Termination . . . . . . . . . . . . . . . . . . . . . . 44
  Section 7.2    Effect of Termination . . . . . . . . . . . . . . . . . 47

ARTICLE VIII     MISCELLANEOUS . . . . . . . . . . . . . . . . . . . . . 47

  Section 8.1    Fees and Expenses . . . . . . . . . . . . . . . . . . . 47
  Section 8.2    Amendment and Modification. . . . . . . . . . . . . . . 48
  Section 8.3    Nonsurvival of Representations
                    and Warranties . . . . . . . . . . . . . . . . . . . 48
  Section 8.4    Notices . . . . . . . . . . . . . . . . . . . . . . . . 48
  Section 8.5    Interpretation. . . . . . . . . . . . . . . . . . . . . 49
  Section 8.6    Counterparts. . . . . . . . . . . . . . . . . . . . . . 50
  Section 8.7    Entire Agreement; No Third Party
                    Beneficiaries; Rights of
                    Ownership. . . . . . . . . . . . . . . . . . . . . . 50
  Section 8.8    Severability. . . . . . . . . . . . . . . . . . . . . . 50

  Section 8.9    Governing Law . . . . . . . . . . . . . . . . . . . . . 50
  Section 8.10   Assignment. . . . . . . . . . . . . . . . . . . . . . . 50

CONDITIONS TO THE TENDER OFFER . . . . . . . . . . . . . . . . . . .Annex A


                        Index of Defined Terms


     Defined Term                                 Section No.

     Acquiring Person. . . . . . . . . . . .      7.1(d)(ii)
     Appointment Date. . . . . . . . . . . .      5.1
     BCA . . . . . . . . . . . . . . . . . .      1.2(a)
     Benefit Plans . . . . . . . . . . . . .      3.9(a)
     Certificate of Merger . . . . . . . . .      1.5(a)
     Certificates. . . . . . . . . . . . . .      2.2(b)
     Closing . . . . . . . . . . . . . . . .      1.6
     Closing Date. . . . . . . . . . . . . .      1.6
     Code. . . . . . . . . . . . . . . . . .      3.9(b)
     Company . . . . . . . . . . . . . . . .      Recitals
     Company Common Stock. . . . . . . . . .      1.1(a)
     Company SEC Documents . . . . . . . . .      3.5
     Confidentiality Agreement . . . . . . .      5.4
     Convertible Debentures. . . . . . . . .      3.2(a)
     Credit Agreement. . . . . . . . . . . .      3.2(b)
     DGCL. . . . . . . . . . . . . . . . . .      1.4
     Director Options. . . . . . . . . . . .      2.3(a)
     D&O Insurance . . . . . . . . . . . . .      5.13
     Effective Time. . . . . . . . . . . . .      1.5(a)
     Employee Option . . . . . . . . . . . .      2.3(a)
     ERISA . . . . . . . . . . . . . . . . .      3.9(a)
     ERISA Affiliate . . . . . . . . . . . .      3.9(a)
     Exchange Act. . . . . . . . . . . . . .      1.1(a)
     GAAP. . . . . . . . . . . . . . . . . .      3.5
     Governmental Entity . . . . . . . . . .      3.4
     Headquarters Closing. . . . . . . . . .      5.15
     Headquarters Closing Date . . . . . . .      5.15
     Headquarters Closing Notices. . . . . .      5.15
     HSR Act . . . . . . . . . . . . . . . .      3.4
     Indemnified Party . . . . . . . . . . .      5.13
     Indenture . . . . . . . . . . . . . . .      3.2(a)
     Material Agreements . . . . . . . . . .      3.17
     Merger. . . . . . . . . . . . . . . . .      1.4
     Merger Consideration. . . . . . . . . .      2.1(c)
     Michigan Bureau . . . . . . . . . . . .      1.5(a)
     Minimum Condition . . . . . . . . . . .      1.1(a)
     1982 Option Plan. . . . . . . . . . . .      2.3(a)
     1987 Option Plan. . . . . . . . . . . .      2.3(a)
     1993 Financial Statements . . . . . . .      3.5
     NLRB. . . . . . . . . . . . . . . . . .      3.14
     Offer . . . . . . . . . . . . . . . . .      1.1(a)
     Offer Documents . . . . . . . . . . . .      1.1(b)
     Offer Price . . . . . . . . . . . . . .      1.1(a)
     Offer to Purchase . . . . . . . . . . .      1.1(a)
     Option Plans. . . . . . . . . . . . . .      2.3(a)
     Options . . . . . . . . . . . . . . . .      2.3(a)
     Parent. . . . . . . . . . . . . . . . .      Recitals
     Paying Agent. . . . . . . . . . . . . .      2.2(a)
     Preferred Stock . . . . . . . . . . . .      3.2(a)
     Proxy Statement . . . . . . . . . . . .      1.8(a)
     Purchaser . . . . . . . . . . . . . . .      Recitals
     Purchaser Common Stock. . . . . . . . .      2.1
     Restricted Stock Plan . . . . . . . . .      2.3(b)
     Rights. . . . . . . . . . . . . . . . .      1.1(a)
     Rights Agreement. . . . . . . . . . . .      1.1(a)
     Rights Amendment. . . . . . . . . . . .      1.2(d)
     Schedule 14D-1. . . . . . . . . . . . .      1.1(b)
     Schedule 14D-9. . . . . . . . . . . . .      1.2(b)
     SEC . . . . . . . . . . . . . . . . . .      1.1(b)
     Secretary of State. . . . . . . . . . .      1.5(a)
     Securities Act. . . . . . . . . . . . .      3.4
     Section 16. . . . . . . . . . . . . . .      2.3(a)
     Service . . . . . . . . . . . . . . . .      3.9(h)
     Shares. . . . . . . . . . . . . . . . .      1.1(a)
     Special Meeting . . . . . . . . . . . .      1.8(a)
     Shareholders Agreements . . . . . . . .      1.2(a)
     Subsidiary. . . . . . . . . . . . . . .      3.1
     Surviving Corporation . . . . . . . . .      1.4
     Taxes . . . . . . . . . . . . . . . . .      3.13(b)
     Tax Return. . . . . . . . . . . . . . .      3.13(b)
     Transactions. . . . . . . . . . . . . .      1.2(a)
     Trigger Event . . . . . . . . . . . . .      8.1(b)
     Voting Debt . . . . . . . . . . . . . .      3.2(a)
     WARN Act. . . . . . . . . . . . . . . .      5.14


                   AGREEMENT AND PLAN OF MERGER


               AGREEMENT AND PLAN OF MERGER, dated as of
     December 23, 1994, by and among Rite Aid Corporation, a Delaware corporation ("Parent"), Lake Acquisition Corpo-ration, a Delaware corporation and a direct, wholly owned subsidiary of Parent (the "Purchaser"), and Perry Drug Stores, Inc., a Michigan corporation (the "Company").

               WHEREAS, the Boards of Directors of Parent, the Purchaser and the Company have approved, and deem it advisable and in the best interests of their respective shareholders to consummate, the acquisition of the Compa-ny by Parent upon the terms and subject to the conditions set forth herein;

               NOW, THEREFORE, in consideration of the forego-ing and the respective representations, warranties, covenants and agreements set forth herein, the parties hereto agree as follows:

                             ARTICLE I

                       THE OFFER AND MERGER

               Section 1.1  The Offer.  (a)  As promptly as
     practicable (but in no event later than five business days after the public announcement of the execution hereof), the Purchaser shall commence (within the meaning of Rule 14d-2 under the Securities Exchange Act of 1934, as amended (the "Exchange Act")) an offer (the "Offer") to purchase for cash all shares of the issued and out-standing Common Shares, par value $.05 per share (re-ferred to herein as either the "Shares" or "Company Common Stock"), of the Company (including the associated Preferred Stock Purchase Rights (the "Rights") issued pursuant to the Rights Agreement between the Company and National Bank of Detroit, dated as of February 4, 1987, as amended (the "Rights Agreement")), at a price of $11.00 per Share, net to the seller in cash (such price, or such higher price per Share as may be paid in the Offer, being referred to herein as the "Offer Price"), subject to there being validly tendered and not withdrawn prior to the expiration of the Offer, that number of Shares which, together with the Shares beneficially owned by Parent or the Purchaser, represent at least a majority of the Shares outstanding on a fully diluted basis (the "Minimum Condition") and to the other conditions set forth in Annex A hereto. The Purchaser shall, on the terms and subject to the prior satisfaction or waiver (except that the Minimum Condition may not be waived) of the conditions of the Offer, accept for payment and pay for Shares tendered as soon as it is legally permitted to do so under applicable law. The obligations of the Purchaser to commence the Offer and to accept for payment and to pay for any Shares validly tendered on or prior to the expiration of the Offer and not withdrawn shall be subject only to the Minimum Condition and the other conditions set forth in Annex A hereto. The Offer shall be made by means of an offer to purchase (the "Offer to Purchase") containing the terms set forth in this Agree-ment, the Minimum Condition and the other conditions set forth in Annex A hereto. The Purchaser shall not amend or waive the Minimum Condition and shall not decrease the Offer Price or decrease the number of Shares sought, or amend any other condition of the Offer in any manner adverse to the holders of the Shares (other than with re-spect to insignificant changes or amendments) without the written consent of the Company (such consent to be autho-rized by the Board of Directors of the Company or a duly authorized committee thereof), provided, however, that if on the initial scheduled expiration date of the Offer (as it may be extended), all conditions to the Offer shall not have been satisfied or waived, the Offer may be extended from the time to time until June 1, 1995. In addition, the Offer Price may be increased and the Offer may be extended to the extent required by law in connec-tion with such increase in each case without the consent of the Company.

                    (b)  As soon as practicable on the date
     the Offer is commenced, Parent and the Purchaser shall file with the United States Securities and Exchange Com-mission (the "SEC") a Tender Offer Statement on Schedule 14D-1 with respect to the Offer (together with all amend-ments and supplements thereto and including the exhibits thereto, the "Schedule 14D-1"). The Schedule 14D-1 will include, as exhibits, the Offer to Purchase and a form of letter of transmittal and summary advertisement (collec-tively, together with any amendments and supplements thereto, the "Offer Documents"). The Offer Documents will comply in all material respects with the provisions of applicable federal securities laws and, on the date filed with the SEC and on the date first published, sent or given to the Company's shareholders, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or neces-sary in order to make the statements therein, in light of the circumstances under which they were made, not mis-leading, except that no representation is made by Parent or the Purchaser with respect to information supplied by the Company in writing for inclusion in the Offer Docu-ments. Each of Parent and the Purchaser further agrees to take all steps necessary to cause the Offer Documents to be filed with the SEC and to be disseminated to hold-ers of Shares, in each case as and to the extent required by applicable federal securities laws. Each of Parent and the Purchaser, on the one hand, and the Company, on the other hand, agrees promptly to correct any informa-tion provided by it for use in the Offer Documents if and to the extent that it shall have become false and mis-leading in any material respect and the Purchaser further agrees to take all steps necessary to cause the Offer Documents as so corrected to be filed with the SEC and to be disseminated to holders of Shares, in each case as and to the extent required by applicable federal securities laws. The Company and its counsel shall be given the opportunity to review the Schedule 14D-1 before it is filed with the SEC. In addition, Parent and the Purchas-er agree to provide the Company and its counsel in writ-ing with any comments Parent, the Purchaser or their counsel may receive from time to time from the SEC or its staff with respect to the Offer Documents promptly after the receipt of such comments.

               Section 1.2  Company Actions.

                    (a)  The Company hereby approves of and
     consents to the Offer and represents that the Board of Directors, at a meeting duly called and held, has, sub-ject to the terms and conditions set forth herein, (i) approved this Agreement and the transactions contemplated hereby, including the Offer and the Merger (collectively, the "Transactions"), and such approvals, together with the approval solely for the purposes of the BCA (as de-fined) of the Shareholders Agreements, to be entered into immediately after this Agreement on the date hereof, between Parent, the Purchaser and Mr. Jack Robinson, individually and as trustee, and Mrs. Aviva Robinson, individually and as trustee, (the "Shareholders Agree-ments"), constitute all requisite approvals for purposes of Sections 775 through 784 of the Business Corporation Act of the State of Michigan (the "BCA"), (ii) approved a memorandum of understanding with Parent and the Purchaser pursuant to Article VIII of the Restated Articles of Incorporation of the Company, (iii) resolved to recommend that the shareholders of the Company accept the Offer, tender their Shares thereunder to the Purchaser and ap-prove and adopt this Agreement and the Merger; provided, that such recommendation may be withdrawn, modified or amended if, in the opinion of the Board of Directors, after consultation with independent legal counsel, such recommendation would be inconsistent with its fiduciary duties to the Company's shareholders under applicable law and (iv) adopted an amendment to the Company's By-laws, pursuant to Section 794 of the BCA (providing that Chap-ter 7B of the BCA will not apply to any purchase of Shares pursuant to the Offer, the Merger or the Share-holders Agreements). The Company represents that the ac-tions set forth in this Section 1.2(a) and all other actions it has taken in connection therewith are, assum-ing the accuracy of, and in reliance upon, the informa-tion received in writing from Parent as to the ownership of Shares by Parent and their affiliates, sufficient to render (i) the relevant provisions of such Chapters 7A and 7B of the BCA inapplicable to the Offer, the Merger and the Shareholders Agreements and (ii) the s upermajority voting requirements set forth in the Com pany's Restated Articles of Incorporation inapplicable to this Agreement and the Transactions. The parties agree that this Agreement shall constitute the memorandum of understanding contemplated by Article VIII of the Com pany's Restated Articles of Incorporation setting forth the principal terms of the Merger and related transac tions. The Company represents that the Board of Direc-tors of the Company, by resolution, has approved the memorandum of understanding setting forth the principal terms of the Merger and related transactions prior to the time that Parent or the Purchaser entered into the Share-holders Agreements (as defined).

                    (b)  Concurrently with the commencement of
     the Offer, the Company shall file with the SEC a Solici-tation/Recommendation Statement on Schedule 14D-9 (to-gether with all amendments and supplements thereto and including the exhibits thereto, the "Schedule 14D-9") which shall, subject to the fiduciary duties of the Company's directors under applicable law and to the provisions of this Agreement, contain the recommendation referred to in clause (iii) of Section 1.2(a) hereof.
     The Schedule 14D-9 will comply in all material respects with the provisions of applicable federal securities laws and, on the date filed with the SEC and on the date first published, sent or given to the Company's shareholders, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation is made by the Company with respect to information sup-plied by Parent or the Purchaser in writing for inclusion in the Offer Documents. The Company further agrees to take all steps necessary to cause the Schedule 14D-9 to be filed with the SEC and to be disseminated to holders of Shares, in each case as and to the extent required by applicable federal securities laws. Each of the Company, on the one hand, and Parent and the Purchaser, on the other hand, agrees promptly to correct any information provided by it for use in the Schedule 14D-9 if and to the extent that it shall have become false and misleading in any material respect and the Company further agrees to take all steps necessary to cause the Schedule 14D-9 as so corrected to be filed with the SEC and to be dissemi-nated to holders of the Shares, in each case as and to the extent required by applicable federal securities laws. Parent and its counsel shall be given the opportu-nity to review the Schedule 14D-9 before it is filed with the SEC. In addition, the Company agrees to provide Parent, the Purchaser and their counsel in writing with any comments the Company or its counsel may receive from time to time from the SEC or its staff with respect to the Schedule 14D-9 promptly after the receipt of such comments. Notwithstanding anything to the contrary contained herein, if the members of the Board of Direc-tors of the Company determine in the exercise of their fiduciary duties to withdraw, modify or amend the recom-mendation referred to in clause (iii) of Section 1.2(a) hereof, such withdrawal, modification or amendment shall not constitute a breach of this Agreement.

                    (c)  In connection with the Offer, the
     Company will promptly furnish or cause to be furnished to the Purchaser mailing labels, security position listings and any available listing or computer file containing the names and addresses of the record holders of the Shares as of a recent date, and shall furnish the Purchaser with such information and assistance as the Purchaser or its agents may reasonably request in communicating the Offer to the shareholders of the Company. Except for such steps as are necessary to disseminate the Offer Docu-ments, Parent and the Purchaser shall hold in confidence the information contained in any of such labels and lists and the additional information referred to in the preced-ing sentence, will use such information only in connec-tion with the Offer, and, if this Agreement is terminat-ed, will upon request of the Company deliver or cause to be delivered to the Company all copies of such informa-tion then in its possession or the possession of its agents or representatives.

                    (d)  As promptly as practicable on or
     after the date hereof, but in no event later than five days following announcement of the Offer, the Company will amend the Rights Agreement, as necessary (the " Rights Amendment"), (i) to prevent this Agreement, the Shareholders Agreements or the consummation of any of the transactions contemplated hereby or thereby, including without limitation, the publication or other announcement of the Offer and the consummation of the Offer and the Merger, from resulting in the distribution of separate rights certificates or the occurrence of a Distribution Date (as defined therein) or being deemed a Triggering Event (as defined therein) and (ii) to provide that neither Parent nor the Purchaser shall be deemed to be an Acquiring Person (as defined therein) by reason of the transactions expressly provided for in this Agreement and the Shareholders Agreements. The Company represents that the Rights Amendment will be sufficient to render the Rights inoperative with respect to any acquisition of Shares by Parent, the Purchaser or any of their affili-ates pursuant to this Agreement and/or the Shareholders Agreements. As a result of the Rights Amendment, the Rights shall not be exercisable upon or at any time after, the acceptance for payment of Shares pursuant to the Offer and/or the purchase of Shares pursuant to the Shareholders Agreements.

               Section 1.3  Directors.

                    (a)  Promptly upon the purchase of and
     payment for any Shares by Parent or any of its subsidiar-ies which represents at least a majority of the outstand-ing shares of Company Common Stock (on a fully diluted basis) Parent shall be entitled to designate such number of directors, rounded up to the next whole number, on the Board of Directors of the Company as is equal to the product of the total number of directors on such Board (giving effect to the directors designated by Parent pursuant to this sentence) multiplied by the percentage that the aggregate number of Shares beneficially owned by the Purchaser, Parent and any of their affiliates bears to the total number of shares of Company Common Stock then outstanding. The Company shall, upon request of the Purchaser, use its best efforts promptly either to in-crease the size of its Board of Directors or, at the Company's election, secure the resignations of such number of its incumbent directors as is necessary to enable Parent's designees to be so elected to the Com-pany's Board, and shall cause Parent's designees to be so elected. At such time, the Company shall also cause persons designated by Parent to constitute the same percentage (rounded up to the next whole number) as is on the Company's Board of Directors of (i) each committee of the Company's Board of Directors, (ii) each board of directors (or similar body) of each Subsidiary (as de-fined in Section 3.1) of the Company and (iii) each committee (or similar body) of each such board, in each case only to the extent permitted by applicable law or the rules of any stock exchange on which the Company Common Stock is listed. Notwithstanding the foregoing, until the Effective Time (as defined in Section 1.5 hereof), the Company shall use all reasonable efforts to retain as a member of its Board of Directors at least two directors who are directors of the Company on the date hereof; provided, that subsequent to the purchase of and payment for Shares pursuant to the Offer, Parent shall always have its designees represent at least a majority of the entire Board of Directors. The Company's obliga-tions under this Section 1.3(a) shall be subject to
     Section 14(f) of the Exchange Act and Rule 14f-1 promul-gated thereunder. The Company shall promptly take all actions required pursuant to such Section 14(f) and Rule 14f-1 in order to fulfill its obligations under this
     Section 1.3(a), including mailing to shareholders the information required by such Section 14(f) and Rule 14f-1 as is necessary to enable Parent's designees to be elect-ed to the Company's Board of Directors. Parent or the Purchaser will supply the Company any information with respect to either of them and their nominees, officers, directors and affiliates required by such Section 14(f) and Rule 14f-1. The provisions of this Section 1.3(a) are in addition to and shall not limit any rights which the Purchaser, Parent or any of their affiliates may have as a holder or beneficial owner of Shares as a matter of law with respect to the election of directors or other-wise.

                    (b)  From and after the time, if any, that
     Parent's designees constitute a majority of the Company's Board of Directors, any amendment of this Agreement, any termination of this Agreement by the Company, any exten-sion of time for performance of any of the obligations of Parent or the Purchaser hereunder, any waiver of any condition or any of the Company's rights hereunder or other action by the Company hereunder may be effected only by the action of a majority of the directors of the Company then in office who were directors of the Company on the date hereof, which action shall be deemed to constitute the action of the full Committee and the full Board of Directors; provided, that if there shall be no such directors, such actions may be effected by majority vote of the entire Board of Directors of the Company.

               Section 1.4 The Merger. Subject to the terms and conditions of this Agreement, at the Effective Time (as defined in Section 1.5 hereof), the Company and the Purchaser shall consummate a merger (the "Merger") pursu-ant to which (a) the Purchaser shall be merged with and into the Company and the separate corporate existence of the Purchaser shall thereupon cease, (b) the Company shall be the successor or surviving corporation in the Merger and shall continue to be governed by the laws of the State of Michigan, and (c) the separate corporate existence of the Company with all its rights, privileges, immunities, powers and franchises shall continue unaf-fected by the Merger. Pursuant to the Merger, (x) the Restated Articles of Incorporation of the Company, as in effect immediately prior to the Effective Time, shall be the Articles of Incorporation of the Surviving Corpora-tion until thereafter amended as provided by law and such Restated Articles of Incorporation, and (y) the By-laws of the Company, as in effect immediately prior to the Effective Time, shall be the By-laws of the Surviving Corporation until thereafter amended as provided by law, the Restated Articles of Incorporation and such By-laws. The corporation surviving the Merger is sometimes here-inafter referred to as the "Surviving Corporation." The Merger shall have the effects set forth in the BCA and the Delaware General Corporation Law (the "DGCL").

               Section 1.5 Effective Time. (a) Parent, the Purchaser and the Company will cause an appropriate Certificate of Merger (the "Certificate of Merger") to be executed and filed on the date of the Closing (as defined in Section 1.6) (or on such other date as Parent and the Company may agree) with the Michigan Department of Com-merce, Corporation and Securities Bureau, Corporation Division (the "Michigan Bureau") as provided in the BCA and the Secretary of State of the State of Delaware (the "Secretary of State") as provided in the DGCL. The Merger shall become effective on the date on which the Certificate of Merger has been duly filed with the Michi-gan Bureau and the Secretary of State or such time as is agreed upon by the parties and specified in the Certifi-cate of Merger, and such time is hereinafter referred to as the "Effective Time."

                    (b)  The Merger shall have the effects set
     forth in the DGCL and the BCA.

               Section 1.6  Closing.  The closing of the
     Merger (the "Closing") will take place at 10:00 a.m. on a date to be specified by the parties, which shall be no later than the second business day after satisfaction or waiver of all of the conditions set forth in Article VI hereof (the "Closing Date"), at the offices of Skadden, Arps, Slate, Meagher & Flom, 919 Third Avenue, New York, New York 10022, unless another date or place is agreed to in writing by the parties hereto.

               Section 1.7  Directors and Officers of the
     Surviving Corporation. The directors and officers of the Purchaser at the Effective Time shall, from and after the Effective Time, be the directors and officers, respec-tively, of the Surviving Corporation until their succes-sors shall have been duly elected or appointed or quali-fied or until their earlier death, resignation or removal in accordance with the Surviving Corporation's Articles of Incorporation and By-laws.

               Section 1.8  Shareholders' Meeting.

                    (a)  If required by applicable law in
     order to consummate the Merger, the Company, acting through its Board of Directors, shall, in accordance with applicable law:

                    (i)  duly call, give notice of, convene
               and hold a special meeting of its shareholders (the "Special Meeting") as soon as practicable following the acceptance for payment and purchase of Shares by the Purchaser pursuant to the Offer for the purpose of considering and taking action upon this Agree-ment;

                    (ii)  prepare and file with the SEC a pre-
               liminary proxy or information statement relating to the Merger and this Agreement and use its reasonable efforts (x) to obtain and furnish the information required to be included by the SEC in the Proxy Statement (as hereinafter defined) and, after con-sultation with Parent, to respond promptly to any comments made by the SEC with respect to the prelim-inary proxy or information statement and cause a definitive proxy or information statement (the "Proxy Statement") to be mailed to its shareholders and (y) to obtain the necessary approvals of the Merger and this Agreement by its shareholders; and

                    (iii)  subject to the fiduciary obliga-
               tions of the Board under applicable law as advised by independent counsel, include in the Proxy State-ment the recommendation of the Board that sharehold-ers of the Company vote in favor of the approval of the Merger and the adoption of this Agreement.

                    (b)  Parent agrees that it will vote, or
     cause to be voted, all of the Shares then owned by it, the Purchaser or any of its other subsidiaries and affil-iates in favor of the approval of the Merger and the adoption of this Agreement.

               Section 1.9  Merger Without Meeting of
     Shareholders. Notwithstanding Section 1.8 hereof, in the event that Parent, the Purchaser or any other subsidiary of Parent shall acquire at least 90% of the outstanding shares of each class of capital stock of the Company, pursuant to the Offer or otherwise, the parties hereto agree, at the request of Parent and subject to Article VI hereof, to take all necessary and appropriate action to cause the Merger to become effective as soon as practica-ble after such acquisition, without a meeting of share-holders of the Company, in accordance with Section 253 of the DGCL and Section 711 of the BCA.


                            ARTICLE II

                     CONVERSION OF SECURITIES

               Section 2.1 Conversion of Capital Stock. As of the Effective Time, by virtue of the Merger and with-out any action on the part of the holders of any shares of Company Common Stock or common stock, par value $.01 per share, of the Purchaser (the "Purchaser Common Stock"):

                    (a)  Purchaser Common Stock.  Each issued
     and outstanding share of the Purchaser Common Stock shall be converted into and become one fully paid and nonas-sessable share of common stock of the Surviving Corpora-tion.

                    (b)  Cancellation of Treasury Stock and
     Parent-Owned Stock. All shares of Company Common Stock that are owned by the Company as treasury stock and any shares of Company Common Stock owned by Parent, the Purchaser or any other wholly owned Subsidiary (as de-fined in Section 3.1 hereof) of Parent shall be cancelled and retired and shall cease to exist and no stock of Parent or other consideration shall be delivered in exchange therefor.

                    (c)  Exchange of Shares.  Each issued and
     outstanding share of Company Common Stock, including the associated Rights (other than shares to be cancelled in accordance with Section 2.1(b)) shall be converted into the right to receive the Offer Price, payable to the holder thereof, without interest (the "Merger Consider-ation"), upon surrender of the certificate formerly representing such share of Company Common Stock in the manner provided in Section 2.2. All such shares of Company Common Stock, when so converted, shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate representing any such shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration therefor upon the sur-render of such certificate in accordance with Section 2.2, without interest.

               Section 2.2  Exchange of Certificates.

                    (a)  Paying Agent.  Parent shall designate
     a bank or trust company to act as agent for the holders of shares of Company Common Stock in connection with the Merger (the "Paying Agent") to receive the funds to which holders of shares of Company Common Stock shall become entitled pursuant to Section 2.1(c). Such funds shall be invested by the Paying Agent as directed by Parent or the Surviving Corporation.

                    (b)  Exchange Procedures.  As soon as rea-
     sonably practicable after the Effective Time, the Paying Agent shall mail to each holder of record of a certifi-cate or certificates, which immediately prior to the Effective Time represented outstanding shares of Company Common Stock (the "Certificates"), whose shares were con-verted pursuant to Section 2.1 into the right to receive the Merger Consideration (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent and shall be in such form and have such other provisions as Parent and the Company may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for payment of the Merger Consideration. Upon surrender of a Certifi-cate for cancellation to the Paying Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration for each share of Company Common Stock formerly represented by such Certificate and the Certificate so surrendered shall forthwith be cancelled. If payment of the Merger Consideration is to be made to a person other than the person in whose name the surrendered Certificate is registered, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and that the person requesting such payment shall have paid any transfer and other taxes required by reason of the pay-ment of the Merger Consideration to a person other than the registered holder of the Certificate surrendered or shall have established to the satisfaction of the Surviv-ing Corporation that such tax either has been paid or is not applicable. Until surrendered as contemplated by this Section 2.2, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration in cash as contem-plated by this Section 2.2.

                    (c)  Transfer Books; No Further Ownership
     Rights in Company Common Stock. At the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of shares of Company Common Stock on the re-cords of the Company. From and after the Effective Time, the holders of Certificates evidencing ownership of shares of Company Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares, except as otherwise provided for herein or by applicable law. If, after the Effective Time, Certificates are presented to the Surviv-ing Corporation for any reason, they shall be cancelled and exchanged as provided in this Article II.

                    (d)  Termination of Fund; No Liability.
     At any time following six months after the Effective Time, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any funds (including any interest received with respect thereto) which had been made available to the Paying Agent and which have not been disbursed to holders of Certificates, and thereafter such holders shall be entitled to look to the Surviving Corporation (subject to abandoned property, escheat or other similar laws) only as general creditors thereof with respect to the Merger Consideration payable upon due surrender of their Certificates, without any interest thereon. Notwithstanding the foregoing, neither the Surviving Corporation nor the Paying Agent shall be liable to any holder of a Certificate for Merger Consid-eration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

               Section 2.3  Company Option Plans.

                    (a)  Parent and the Company shall take all
     actions necessary to provide that, effective as of the Effective Time, (i) each outstanding employee stock option to purchase Shares (an "Employee Option") granted under the Company's 1982 Incentive Stock Option Plan (the "1982 Option Plan") or the Company's 1987 Non-Qualified Stock Option Plan (the "1987 Option Plan" and collective-ly with the 1982 Option Plan, the "Option Plans") and each outstanding non-employee director option to purchase Shares ("Director Options" and collectively with Employee Options, "Options") granted under the 1987 Stock Option Plan, whether or not then exercisable or vested, shall become fully exercisable and vested, (ii) each Option that is then outstanding shall be cancelled and (iii) in consideration of such cancellation, and except to the extent that Parent or the Purchaser and the holder of any such Option otherwise agree, the Company (or, at Parent's option, the Purchaser) shall pay to such holders of Options an amount in respect thereof equal to the product of (A) the excess, if any, of the Offer Price over the exercise price thereof and (B) the number of Shares subject thereto (such payment to be net of applicable withholding taxes); provided that the foregoing (x) shall be subject to the obtaining of any necessary consents of holders of Options and the making of any necessary amend-ments to the Option Plans, it being agreed that the Company and Parent will use all reasonable efforts to obtain any such consents and make any such amendments, and (y) shall not require any action that violates the Option Plans; provided, further, that if it is determined that compliance with any of the foregoing would cause any individual subject to Section 16 of the Exchange Act ("Section 16") to become subject to the profit recovery provisions thereof, any Options held by such individual will be cancelled or purchased, as the case may be, as promptly as possible so as not to subject such individual to any liability pursuant to Section 16, but no later than May 15, 1995, subject to receiving an agreement from the holder of such Option not to exercise such Option after the Effective Time, and such individual shall be entitled to receive from the Company, for each Share subject to an Option an amount equal to the excess, if any, of the Offer Price over the per Share exercise price of such Option. Notwithstanding the foregoing, any payment to the holders of Options contemplated by this
     Section 2.3 may be withheld in respect of any Option until any necessary consents or releases are obtained.

                    (b)  Except as provided herein or as
     otherwise agreed to by the parties and to the extent permitted by the Option Plans and the Company's 1986 Re-stricted Stock Plan (the "Restricted Stock Plan"), (i) the Option Plans and the Restricted Stock Plan shall terminate as of the Effective Time and the provisions in any other plan, program or arrangement providing for the issuance or grant of any other interest in respect of the capital stock of the Company or any of its subsidiaries shall be deleted as of the Effective Time and (ii) the Company shall use all reasonable efforts to ensure that following the Effective Time no holder of Options or any participant in the Option Plans or any other plans, programs or arrangements shall have any right thereunder to acquire any equity securities of the Company, the Surviving Corporation or any subsidiary thereof.


                            ARTICLE III

           REPRESENTATIONS AND WARRANTIES OF THE COMPANY

               The Company represents and warrants to Parent and the Purchaser as follows:

               Section 3.1 Organization. Each of the Company and its Subsidiaries is a corporation, partnership or other entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its incor-poration or organization and has all requisite corporate or other power and authority and all necessary governmen-tal approvals to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to be so organized, existing and in good standing or to have such power, authority, and governmental approvals would not have a material adverse effect on the Company and its Subsidiaries taken as a whole. As used in this Agreement, the word "Subsidiary" means, with respect to any party, any corporation or other organization, whether incorporated or unincorporat-ed, of which (i) such party or any other Subsidiary of such party is a general partner (excluding such partner-ships where such party or any Subsidiary of such party do not have a majority of the voting interest in such part-nership) or (ii) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization is directly or indi-rectly owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries. As used in this Agreement, any reference to any event, change or effect being material or having a material adverse effect on or with respect to any entity (or group of entities taken as a whole) means such event, change or effect is materially adverse to the consolidated financial condition, businesses or results of operations of such entity (or, if used with respect thereto, of such group of entities taken as a whole).
     The Company and each of its Subsidiaries is duly quali-fied or licensed to do business and in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not in the aggregate have a material adverse effect on the Company and its Subsidiaries taken as a whole. Exhibit 22 to the Com-pany's Report on Form 10-K for the fiscal year ended October 31, 1993 sets forth a complete list of the Com-pany's active Subsidiaries. The Company's inactive subsidiaries have no operations or liabilities.

               Section 3.2 Capitalization. (a) The authorized capital stock of the Company consists of 30,000,000 shares of Company Common Stock and 5,000,000 preferred shares, without par value (the "Preferred Stock"). As of the date hereof, (i) 12,027,382 shares of Company Common Stock are issued and outstanding, (ii) no shares of Company Common Stock are issued and held in the treasury of the Company, (iii) 341,050 shares of Company Common Stock are reserved for issuance upon exercise of then outstanding Options granted under the Option Plans or rights granted under the Restricted Stock Plan, and (iv) 2,758,400 shares of Company Common Stock are reserved for issuance upon conversion of the 8-1/2% Convertible Subor-dinated Debentures of the Company due 2010 (the "Con-vertible Debentures"). As of the date hereof, there are no shares of Preferred Stock issued and outstanding and 150,000 shares of Preferred Stock were reserved for issu-ance upon exercise of the Rights. All the outstanding shares of the Company's capital stock are, and all shares which may be issued pursuant to the exercise of outstand-ing Options or Rights or upon conversion of Convertible Debentures will be, when issued in accordance with the respective terms thereof, duly authorized, validly is-sued, fully paid and non-assessable. Except for the Convertible Debentures, there are no bonds, debentures, notes or other indebtedness having general voting rights (or convertible into securities having such rights) ("Voting Debt") of the Company or any of its Subsidiaries issued and outstanding. Except as set forth above and except for the transactions contemplated by this Agree-ment, as of the date hereof, (i) there are no shares of capital stock of the Company authorized, issued or out-standing and (ii) there are no existing options, war-rants, calls, pre-emptive rights, subscriptions or other rights, agreements, arrangements or commitments of any character, relating to the issued or unissued capital stock of the Company or any of its Subsidiaries, obligat-ing the Company or any of its Subsidiaries to issue, transfer or sell or cause to be issued, transferred or sold any shares of capital stock or Voting Debt of, or other equity interest in, the Company or any of its Subsidiaries or securities convertible into or exchange-able for such shares or equity interests or obligations of the Company or any of its Subsidiaries to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement, arrangement or commitment. Except as contemplated by this Agreement and except for the Company's obligation under the Indenture, dated as of September 1, 1985 (the "Indenture"), between the Company and National Bank of Detroit, to redeem the Convertible Debentures on the terms set forth in the Indenture, there are no outstanding contractual obliga-tions of the Company or any of its Subsidiaries to repur-chase, redeem or otherwise acquire any Shares, Convert-ible Debentures or the capital stock of the Company or any subsidiary or affiliate of the Company or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in any Subsidiary or any other entity.

                    (b)  All of the outstanding shares of
     capital stock of each of the Subsidiaries are beneficial-ly owned by the Company, directly or indirectly, and all such shares have been validly issued and are fully paid and nonassessable and, except for security interests arising under the Credit Agreement, dated as of July 15, 1994, as amended, among the Company, National City Bank, as agent, and the banks named therein (the "Credit Agree-ment"), are owned by either the Company or one of its Subsidiaries free and clear of all liens, charges, claims or encumbrances.

                    (c)  There are no voting trusts or other
     agreements or understandings to which the Company or any of its Subsidiaries is a party with respect to the voting of the capital stock of the Company or any of the Subsid-iaries. None of the Company or its Subsidiaries is required to redeem, repurchase or otherwise acquire shares of capital stock of the Company, or any of its Subsidiaries, respectively, as a result of the transac-tions contemplated by this Agreement.

               Section 3.3  Authorization; Validity of
     Agreement; Company Action. (a) The Company has full corporate power and authority to execute and deliver this Agreement and, subject to obtaining the necessary approv-al of its shareholders, to consummate the transactions contemplated hereby. The execution, delivery and perfor-mance by the Company of this Agreement, and the consumma-tion by it of the transactions contemplated hereby, have been duly authorized by its Board of Directors and, except for those actions contemplated by Section 1.2(a) hereof and obtaining the approval of its shareholders as contemplated by Section 1.8 hereof, no other corporate action on the part of the Company is necessary to autho-rize the execution and delivery by the Company of this Agreement and the consummation by it of the transactions contemplated hereby. This Agreement has been duly exe-cuted and delivered by the Company and is a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency or other similar laws, now or hereafter in effect, affecting creditors' rights generally, and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equita-ble defenses and to the discretion of the court before which any proceeding therefor may be brought.

                    (b)  The Board of Directors of the Company
     has duly and validly approved and taken all corporate action required to be taken by the Board of Directors for the consummation of the transactions contemplated by this Agreement, including the Offer, the acquisition of Shares pursuant to the Offer, the Merger and the Shareholders Agreements, including, but not limited to, all actions required to render the provisions of Section 775 through
     Section 784 of the BCA restricting business combinations with "interested shareholders" and Article VIII of the Company's Restated Articles of Incorporation inapplicable to such transactions. The Company has taken all action necessary to opt out of Sections 790 through 799 of the BCA in order to render the provisions of such statutes restricting voting rights of "control shares" inapplica-ble to Shares acquired by Parent, the Purchaser or their affiliates pursuant to this Offer, the Merger or the Shareholders Agreements.

               Section 3.4  Consents and Approvals; No
     Violations. Except for filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Exchange Act, the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), the Securities Act of 1933, as amended (the "Securities Act"), state securities or blue sky laws, state and federal laws with respect to the sale of alcoholic beverages, prescription drugs and lottery tickets, the BCA and the DGCL, neither the execution, delivery or performance of this Agreement by the Company nor the consummation by the Company of the transactions contemplated hereby nor compliance by the Company with any of the provisions hereof will (i) conflict with or result in any breach of any provision of the articles of incorporation or by-laws or similar organizational docu-ments of the Company or of any of its Subsidiaries, (ii) require any filing with, or permit, authorization, con-sent or approval of, any court, arbitral tribunal, admin-istrative agency or commission or other governmental or other regulatory authority or agency (a "Governmental Entity"), except where the failure to obtain such per-mits, authorizations, consents or approvals or to make such filings would not have a material adverse effect on the Company and its Subsidiaries taken as a whole, (iii) except for the Credit Agreement, result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceler-ation) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which the Company or any of its Subsidiaries is a party or by which any of them or any of their properties or assets may be bound and which has been filed as an exhib-it to the Company SEC Documents (the "Material Agree-ments") or (iv) violate any order, writ, injunction, de-cree, statute, rule or regulation applicable to the Company, any of its Subsidiaries or any of their proper-ties or assets, except in the case of (iii) or (iv) for such violations, breaches or defaults which would not, individually or in the aggregate, have a material adverse effect on the Company and its Subsidiaries taken as a whole, and which will not materially impair the ability of the Company to consummate the transactions contemplat-ed hereby.

               Section 3.5  SEC Reports and Financial
     Statements. The Company has filed with the SEC, and has heretofore made available to Parent true and complete copies of, all forms, reports, schedules, statements and other documents required to be filed by it since November 1, 1991 under the Exchange Act or the Securities Act (as such documents have been amended since the time of their filing, collectively, the "Company SEC Documents"). As of their respective dates or, if amended, as of the date of the last such amendment, the Company SEC Documents, including, without limitation, any financial statements or schedules included therein (a) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading and (b) complied in all material respects with the appli-cable requirements of the Exchange Act and the Securities Act, as the case may be, and the applicable rules and regulations of the SEC thereunder. None of the Subsid-iaries is required to file any forms, reports or other documents with the SEC pursuant to Section 12 or 15 of the Exchange Act. The financial statements of the Compa-ny (the "1993 Financial Statements") included in the Company's annual report on Form 10-K for the fiscal year ended October 31, 1993, as amended and subsequently restated (including the related notes thereto) (the "1993 Form 10-K")and in the quarterly reports on Form 10-Q for the three fiscal quarters filed since the 1993 Form 10-K have been prepared from, and are in accordance with, the books and records of the Company and its consolidated subsidiaries, comply in all material respects with appli-cable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with United States generally accepted accounting principles ("GAAP") applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto and subject, in the case of quarterly financial statements, to normal and recurring year-end adjustments) and fairly present the consolidated financial position and the consolidated results of operations and cash flows (and changes in financial position, if any) of the Company and its con-solidated subsidiaries as at the dates thereof or for the periods presented therein.

               Section 3.6 Absence of Certain Changes. Except as disclosed in the Company SEC Documents and except for a change in fiscal year end from October 31 to the last Saturday in October of each year, since October 31, 1993, the Company and its Subsidiaries have conducted their respective businesses only in the ordinary and usual course and there has not occurred (i) any events, chang-es, or effects (including the incurrence of any liabili-ties of any nature, whether or not accrued, contingent or otherwise) having, individually or in the aggregate, a material adverse effect on the Company and its Subsidiar-ies, taken as a whole; (ii) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to the equity interests of the Company or of any of its Subsid-iaries; or (iii) any change by the Company or any of its Subsidiaries in accounting principles or methods, except insofar as may be required by a change in GAAP.

               Section 3.7  No Undisclosed Liabilities.  Except
     (a) as disclosed in the Company's SEC Documents and (b) for liabilities and obligations incurred in the ordinary course of business and consistent with past practice, since October 31, 1993, neither the Company nor any of its Subsidiaries has incurred any liabilities or obliga-tions of any nature, whether or not accrued, contingent or otherwise, that have, or would be reasonably likely to have, a material adverse effect on the Company and its Subsidiaries taken as a whole or would be required by GAAP to be reflected on a consolidated balance sheet of the Company and its Subsidiaries (including the notes thereto). As of the date hereof, the total amounts of principal and unpaid interest outstanding under the Credit Agreement and with respect to the Convertible Debentures do not exceed $62,000,000 and $51,500,000, re-spectively, in the aggregate, and the long-term principal portions thereof (including such amounts as are required to be classified as current debt under GAAP) do not exceed $60,000,000 and $49,996,000, respectively.

               Section 3.8 Information in Proxy Statement. The Proxy Statement (or any amendment thereof or supplement thereto) will, at the date mailed to Company shareholders and at the time of the meeting of Company shareholders to be held in connection with the Merger, not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation is made by the Company with respect to statements made therein based on information supplied by Parent or the Purchaser in writing for inclu-sion in the Proxy Statement. The Proxy Statement will comply in all material respects with the provisions of the Exchange Act and the rules and regulations there-under.

               Section 3.9  Employee Benefit Plans; ERISA.

                    (a)  There are no material employee bene-
     fit plans, arrangements, contracts or agreements (includ-ing employment agreements and severance agreements) of any type (including but not limited to plans described in section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), maintained by the Company, any of its Subsidiaries or any trade or busi-ness, whether or not incorporated (an "ERISA Affiliate"), that together with the Company would be deemed a "single employer" within the meaning of section 4001(b)(15) of ERISA, or with respect to which the Company or any of its Subsidiaries has or may have a liability, other than those listed on Schedule 3.9 ("Benefit Plans"). Neither the Company nor any ERISA Affiliate has any formal plan or commitment, whether legally binding or not, to create any additional Benefit Plan or modify or change any existing Benefit Plan that would affect any employee or terminated employee of the Company or any Subsidiary.

                    (b)  With respect to each Benefit Plan:
     (i) if intended to qualify under section 401(a), 401(k) or 403(a) of the Internal Revenue Code of 1986, as amend-ed, and the rules and regulations promulgated thereunder (the "Code"), such plan so qualifies, and its trust is exempt from taxation under section 501(a) of the Code;
     (ii) such plan has been administered in all material respects in accordance with its terms and applicable law;
     (iii) no breaches of fiduciary duty have occurred which might reasonably be expected to give rise to material liability on the part of the Company; (iv) no disputes are pending, or, to the knowledge of the Company, threat-ened that might reasonably be expected to give rise to material liability on the part of the Company; (v) no prohibited transaction (within the meaning of Section 406 of ERISA) has occurred that might reasonably be expected to give rise to material liability on the part of the Company; and (vi) all contributions and premiums due as of the date hereof (including any extensions for such contributions and premiums) have been made in full.

                    (c)  Neither the Company nor any ERISA
     Affiliate maintains or has maintained within the last six years, any employee benefit plan that is subject to Title
     IV of ERISA.

                    (d)  With respect to each Benefit Plan
     that is a "welfare plan" (as defined in section 3(1) of ERISA): except as disclosed in Schedule 3.9, no such plan provides medical or death benefits with respect to cur-rent or former employees of the Company or any of its Subsidiaries beyond their termination of employment, other than on an employee-pay-all basis.

                    (e)  Except as set forth on Schedule 3.9,
     the consummation of the transactions contemplated by this Agreement will not (i) entitle any individual to sever-ance pay or accelerate the time of payment or vesting, or increase the amount, of compensation or benefits due to any individual (other than as disclosed in writing), (ii) constitute or result in a prohibited transaction under section 4975 of the Code or section 406 or 407 of ERISA or (iii) subject the Company, any of its Subsidiaries, any ERISA Affiliate, any of the Benefit Plans, any relat-ed trust, any trustee or administrator thereof, or any party dealing with the Benefit Plans or any such trust to either a civil penalty assessed pursuant to section 409 or 502(i) of ERISA or a tax imposed pursuant to section 4976 or 4980B of the Code.

                    (f)  There is no Benefit Plan that is a
     "multiemployer plan," as such term is defined in section
     3(37) of ERISA.

                    (g)  The maximum amount that could be pay-
     able under all Benefit Plans (excluding Options and restricted stock) and any other plan, policy, agreement or arrangement to which the Company or any Subsidiary is a party, as a result (in whole or in part) of the trans-actions contemplated hereby shall not exceed $7,500,000.

                    (h)  With respect to each Benefit Plan,
     the Company has delivered to Parent accurate and complete copies of all plan texts, summary plan descriptions, summary of material modifications, trust agreements and other related agreements including all amendments to the foregoing; the most recent annual report; the most recent annual and periodic accounting of plan assets; the most recent determination letter received from the United States Internal Revenue Service (the "Service"); and the most recent actuarial valuation, to the extent any of the foregoing may be applicable to a particular Benefit Plan.

               Section 3.10 Litigation. Except as disclosed in the Company SEC Documents filed prior to the date of this Agreement, there is no suit, claim, action, proceeding or investigation pending or, to the best knowledge of the Company, threatened against or affecting, the Company or any of its Subsidiaries which, individually or in the aggregate, is reasonably likely, in the reasonable judg-ment of the Company, to have, individually or in the aggregate, a material adverse effect on the Company and its Subsidiaries, taken as a whole, or a material adverse effect on the ability of the Company to consummate the transactions contemplated by this Agreement.

               Section 3.11 Conduct of Business. The business of the Company and each of its Subsidiaries is not being conducted in default or violation of any term, condition or provision of (i) its respective articles of incorpora-tion or by-laws or similar organizational documents, (ii) any Material Agreement or (iii) any federal, state, local or foreign statute, law, ordinance, rule, regulation, judgment, decree, order, concession, grant, franchise, permit or license or other governmental authorization or approval applicable to the Company or any of its Subsid-iaries, excluding from the foregoing clauses (ii) and
     (iii), defaults or violations that would not, individu-ally or in the aggregate, have a material adverse effect on the Company and its Subsidiaries, taken as a whole. Except as previously disclosed to Parent in writing, as of the date of this Agreement, no investigation or review by any Governmental Entity or other entity with respect to the Company or any of its Subsidiaries is pending or, to the best knowledge of the Company, threatened, nor has any Governmental Entity or other entity indicated an intention to conduct the same, other than, in each case, those the outcome of which, as far as reasonably can be foreseen, in the future will not, individually or in the aggregate have a material adverse effect on the Company and its Subsidiaries, taken as a whole.

               Section 3.12 Reimbursement. The Company or its Subsidiaries, as the case may be, are parties to such agreements with third party payors, including Medicaid, health maintenance organizations, preferred provider organizations, insurance companies and other payment sources, which are necessary to conduct their respective businesses as of the date of this Agreement.

               Section 3.13 Taxes. (a) The Company and its Subsidiaries have (i) duly filed (or there has been filed on their behalf) with the appropriate governmental au-thorities all Tax Returns (as hereinafter defined) re-quired to be filed by them on or prior to the date here-of, and such Tax Returns are true, correct and complete in all material respects, and (ii) duly paid in full or made provision in accordance with generally accepted accounting principles (or there has been paid or provi-sion has been made on their behalf) for the payment of all Taxes (as hereinafter defined) for all periods ending through the date hereof.

                    (b)  There are no material liens for Taxes
     upon any property or assets of the Company or any Subsid-iary thereof, except for liens for Taxes not yet due and liens for Taxes the assessment of which is being contest-ed in good faith.

                    (c)  Except as described in Section 3.6,
     neither the Company nor any of its Subsidiaries has made any change in accounting methods, received a ruling from any taxing authority or signed an agreement likely to have a material adverse effect on the Company and its Subsidiaries taken as a whole.

                    (d)  The Company and its Subsidiaries have
     complied in all material respects with all applicable laws, rules and regulations relating to the payment and withholding of Taxes (including, without limitation, withholding of Taxes pursuant to Sections 1441 and 1442 of the Code or similar provisions under any foreign laws) and have, within the time and the manner prescribed by law, withheld from employee wages and paid over to the proper governmental authorities all amounts required to be so withheld and paid over under applicable laws.

                    (e)  Other than the assessment by the
     State of Michigan of additional Michigan Single Business Tax for the fiscal years ended October 31, 1990, 1991 and 1992 (which the Company is contesting), and disputed claims for refunds of Michigan Single Business Tax paid for the fiscal years ended October 31, 1986, 1987, 1988 and 1989, no federal, state, local or foreign audits or other administrative proceedings or court proceedings are presently pending with regard to any Taxes or Tax Returns of the Company or its Subsidiaries wherein an adverse determination or ruling in any one such proceeding or in all such proceedings in the aggregate could have a mate-rial adverse effect on the Company and its Subsidiaries, taken as a whole, and neither the Company nor its subsid-iaries has received a written notice of any pending audits or proceedings.

                    (f)  The federal income Tax Returns of the
     Company and its Subsidiaries have been examined by the Service (or the applicable statutes of limitation for the assessment of federal income Taxes for such periods have expired) for all periods through and including October 31, 1992, and no material deficiencies were asserted as a result of such examinations which have not been resolved and fully said.

                    (g)  There are no outstanding requests,
     agreements, consents or waivers to extend the statutory period of limitations applicable to the assessment of any Taxes or deficiencies against the Company or any of its Subsidiaries, and no power of attorney granted by either the Company or any of its Subsidiaries with respect to any Taxes is currently in force.

                    (h)  Neither the Company nor any of its
     Subsidiaries is a party to any agreement providing for the allocation or sharing of Taxes.

                    (i)  Except for certain agreements dis-
     closed to Parent on Schedule 3.9, neither the Company nor its Subsidiaries is a party to any agreement, contract or arrangement that could result, separately or in the aggregate, in the payment of any "excess parachute pay-ments" within the meaning of Section 280G of the Code.

                    (j)  Neither the Company nor any of its
     Subsidiaries has, with regard to any assets or property held, acquired or to be acquired by any of them, filed a consent to the application of Section 341(f) of the Code, or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as such term is defined in Section 341(f)(4) of the Code) owned by the Company or any of its Subsidiaries.

                    (k)  The deductibility of compensation
     paid by the Company and/or its Subsidiaries will not be limited by Section 162(m) of the Code.

                    (l)  "Taxes" shall mean any and all taxes,
     charges, fees, levies or other assessments, including, without limitation, income, gross receipts, excise, real or personal property, sales, withholding, social securi-ty, occupation, use, service, service use, license, net worth, payroll, franchise, transfer and recording taxes, fees and charges, imposed by the Service or any taxing authority (whether domestic or foreign including, without limitation, any state, county, local or foreign govern-ment or any subdivision or taxing agency thereof (includ-ing a United States possession)), whether computed on a separate, consolidated, unitary, combined or any other basis; and such term shall include any interest whether paid or received, fines, penalties or additional amounts attributable to, or imposed upon, or with respect to, any such taxes, charges, fees, levies or other assessments. "Tax Return" shall mean any report, return, document, declaration or other information or filing required to be supplied to any taxing authority or jurisdiction (foreign or domestic) with respect to Taxes, including, without limitation, information returns, any documents with respect to or accompanying payments of estimated Taxes, or with respect to or accompanying requests for the extension of time in which to file any such report, return, document, declaration or other information.

               Section 3.14 Labor Relations. There is no labor strike, slowdown or work stoppage or lockout against the Company or any of its Subsidiaries, there is no unfair labor practice charge or complaint against or pending before the National Labor Relations Board (the "NLRB") which if decided adversely could have a material adverse effect on the Company and its Subsidiaries, taken as a whole, and there is no representation claim or petition pending before the NLRB and no question concerning repre-sentation exists with respect to the employees of the Company or its Subsidiaries.

               Section 3.15 Compliance with Laws. The Compa-ny and its Subsidiaries have complied in a timely manner with all laws and governmental regulations and orders relating to any of the property owned, leased or used by them, or applicable to their business, including, but not limited to, equal employment opportunity, discrimination, occupational safety and health, environmental, antitrust laws, warehousing, storage and/or sale of food and/or drugs and/or alcoholic beverages, except where the fail-ure to so comply would not, individually or in the aggre-gate, have a material adverse effect on the Company and its Subsidiaries, taken as a whole.

               Section 3.16 Insurance. As of the date here-of, the Company and each of its Subsidiaries are insured by insurers, reasonably believed by the Company to be of recognized financial responsibility and solvency, against such losses and risks and in such amounts as are custom-ary in the businesses in which they are engaged. All material policies of insurance and fidelity or surety bonds are in full force and effect. The Company is self insured for its basic medical program. Stop loss insur-ance coverage is maintained. The Company is self insured for general liability and workers' compensation claims and maintains liability coverage in excess of certain self insurance limits from various carriers. Descrip-tions of these plans and related liability coverage have been previously provided to Parent. Schedule 3.16 con-tains a listing of all open workers compensation and general liability claims as of October 31, 1994. These claims, individually or in the aggregate, would not have a material adverse effect on the Company and its Subsid-iaries, taken as a whole. All necessary notifications of claims have been made to insurance carriers other than those which will not have a material adverse effect on the Company and its Subsidiaries, taken as a whole.

               Section 3.17 Contracts. Each Material Agree-ment is legally valid and binding and in full force and effect, except where failure to be legally valid and binding and in full force and effect would not have a material adverse effect on the Company and its Subsidiar-ies taken as a whole, and there are no defaults thereun-der, except those defaults that would not have a material adverse effect on the Company and its Subsidiaries taken as a whole. The Company has previously made available for inspection by Parent or the Purchaser all Material Agreements.

               Section 3.18 Real Property. The Company and the Subsidiaries, as the case may be, have sufficient title or leaseholds to real property to conduct their respective businesses as currently conducted with only such exceptions as individually or in the aggregate would not have a material adverse effect on the Company and the Subsidiaries, taken as a whole.

               Section 3.19 Opinions of Financial Advisors. The Company has received opinions from Peter J. Solomon Company Limited and from Wasserstein, Perella & Co., Inc. to the effect that the consideration to be received by the shareholders of the Company pursuant to the Offer and the Merger is fair to such shareholders from a financial point of view, a copy of which opinions will be delivered to Parent.

               Section 3.20 Vote Required. The affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock are the only votes of the holders of any class or series of the Company's capital stock necessary to approve the Merger.


                            ARTICLE IV

     REPRESENTATIONS AND WARRANTIES OF PARENT AND THE PURCHASER

               Parent and the Purchaser represent and warrant to the Company as follows:

               Section 4.1 Organization. Each of Parent and the Purchaser is a corporation duly organized, validly existing and in good standing under the laws of Delaware and has all requisite corporate or other power and au-thority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to be so organized, existing and in good standing or to have such power, authority, and governmental approvals would not have a material adverse effect on Parent and its Subsidiaries taken as a whole. Parent and each of its Subsidiaries is duly qualified or licensed to do business and in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such quali-fication or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not, in the aggregate, have a material adverse effect on Parent and its Subsidiaries, taken as a whole.

               Section 4.2  Authorization; Validity of
     Agreement; Necessary Action. Each of Parent and the Purchaser has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution, deliv-ery and performance of this Agreement and the consumma-tion of the Merger and of the other transactions contem-plated hereby have been duly authorized by all necessary corporate action on the part of Parent and the Purchaser and no other corporate proceedings on the part of Parent and the Purchaser are necessary to authorize this Agree-ment or to consummate the transactions so contemplated. This Agreement has been duly executed and delivered by Parent and the Purchaser, as the case may be, and, assum-ing this Agreement constitutes a valid and binding obli-gation of the Company, constitutes a valid and binding obligation of each of Parent and the Purchaser, as the case may be, enforceable against them in accordance with its respective terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency or other similar laws, now or hereafter in effect, affecting creditors' rights generally, and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceed-ing therefor may be brought.

               Section 4.3  Consents and Approvals; No
     Violations. Except for filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Exchange Act, the Securities Act, the HSR Act, the BCA, the DGCL, state securities or blue sky laws and, the laws of other states in which Parent or the Purchaser is qualified to do or is doing business and applicable state takeover laws, nei-ther the execution, delivery or performance of this Agreement by Parent and the Purchaser nor the consumma-tion by Parent and the Purchaser of the transactions contemplated hereby nor compliance by Parent and the Purchaser with any of the provisions hereof will (i) conflict with or result in any breach of any provision of the respective certificate of incorporation or by-laws of Parent and the Purchaser, (ii) require any filing with, or permit, authorization, consent or approval of, any Governmental Entity (except where the failure to obtain such permits, authorizations, consents or approvals or to make such filings would not have a material adverse effect on Parent and its Subsidiaries taken as a whole),
     (iii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, can-cellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, lease, contract, agreement or other instrument or obligation to which Parent or any of its Subsidiaries is a party or by which any of them or any of their properties or assets may be bound or (iv) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Parent, any of its Subsidiaries or any of their properties or assets, except in the case of (iii) and (iv) for violations, breaches or defaults which would not, individually or in the aggregate, have a material adverse effect on Parent and its Subsidiaries taken as a whole.

               Section 4.4  Information in Proxy Statement;
     Schedule 14D-9. None of the information supplied by Parent or the Purchaser for inclusion or incorporation by reference in the Proxy Statement or the Schedule 14D-9 will, at the date mailed to shareholders and at the time of the meeting of shareholders to be held in connection with the Merger, contain any untrue statement of a mate-rial fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

               Section 4.5 Financing. Either Parent or the Purchaser has sufficient funds available (through exist-ing credit arrangements or otherwise) to purchase all of the Shares outstanding on a fully diluted basis and to pay all fees and expenses related to the transactions contemplated by this Agreement.

               Section 4.6 Purchaser's Operations. The Pur-chaser was formed solely for the purpose of engaging in the transactions contemplated hereby and has not engaged in any business activities or conducted any operations other than in connection with the transactions con-templated hereby.

                             ARTICLE V

                             COVENANTS

               Section 5.1 Interim Operations of the Company. The Company covenants and agrees that, except (i) as ex-pressly contemplated by this Agreement, or (ii) as agreed in writing by Parent, after the date hereof, and prior to the time the directors of the Purchaser have been elected to, and shall constitute a majority of, the Board of Directors of the Company pursuant to Section 1.3 (the "Appointment Date"):

                    (a)  the business of the Company and its
     Subsidiaries shall be conducted only in the ordinary and usual course and, to the extent consistent therewith, each of the Company and its Subsidiaries shall use its best efforts to preserve its business organization intact and maintain its existing relations with customers, suppliers, employees, creditors and business partners;

                    (b)  the Company will not, directly or
     indirectly, (i) sell, transfer or pledge or agree to sell, transfer or pledge any Company Common Stock, Pre-ferred Stock or capital stock of any of its Subsidiaries beneficially owned by it, either directly or indirectly; or (ii) split, combine or reclassify the outstanding Company Common Stock or any outstanding capital stock of any of the Subsidiaries of the Company;

                    (c)  except for those actions contemplated
     in Section 1.2, neither the Company nor any of its Sub-sidiaries shall: (i) amend its articles of incorporation or by-laws or similar organizational documents; (ii) de-clare, set aside or pay any dividend or other distribu-tion payable in cash, stock or property with respect to its capital stock; (iii) issue, sell, pledge, dispose of or encumber any additional shares of, or securities convertible into or exchangeable for, or options, war-rants, calls, commitments or rights of any kind to ac-quire, any shares of capital stock of any class of the Company or its Subsidiaries, other than shares of Pre-ferred Stock reserved for issuance on the date hereof upon exercise of outstanding Rights pursuant to the Rights Agreement or issuances pursuant to the exercise of Options outstanding on the date hereof; (iv) transfer, lease, license, sell, mortgage, pledge, dispose of, or encumber any material assets other than in the ordinary and usual course of business and consistent with past practice, or incur or modify any material indebtedness or other liability, other than in the ordinary and usual course of business and consistent with past practice; or
     (v) redeem, purchase or otherwise acquire directly or indirectly any of its capital stock;

                    (d)  neither the Company nor any of its
     Subsidiaries shall: (i) grant any increase in the com-pensation payable or to become payable by the Company or any of its Subsidiaries to any of its executive officers or key employees or (A) adopt any new, or (B) amend or otherwise increase, or accelerate the payment or vesting of the amounts payable or to become payable under any existing, bonus, incentive compensation, deferred compen-sation, severance, profit sharing, stock option, stock purchase, insurance, pension, retirement or other employ-ee benefit plan agreement or arrangement; or (ii) enter into any employment or severance agreement with or, except in accordance with the existing written policies of the Company, grant any severance or termination pay to any officer, director or employee of the Company or any its Subsidiaries;

                    (e)  neither the Company nor any of its
     Subsidiaries shall modify, amend or terminate any of its material contracts or waive, release or assign any mate-rial rights or claims, except in the ordinary course of business and consistent with past practice;

                    (f)  neither the Company nor any of its
     Subsidiaries shall permit any material insurance policy naming it as a beneficiary or a loss payable payee to be cancelled or terminated without notice to Parent, except in the ordinary course of business and consistent with past practice;

                    (g)  neither the Company nor any of its
     Subsidiaries shall: (i) incur or assume any long-term debt, or except in the ordinary course of business, incur or assume any short-term indebtedness in amounts not consistent with past practice; (ii) assume, guarantee, endorse or otherwise become liable or responsible (wheth-er directly, contingently or otherwise) for the obliga-tions of any other person, except in the ordinary course of business and consistent with past practice; (iii) make any loans, advances or capital contributions to, or investments in, any other person (other than to wholly owned Subsidiaries of the Company or customary loans or advances to employees in accordance with past practice); or (iv) enter into any material commitment or transaction (including, but not limited to, any borrowing, capital expenditure or purchase, sale or lease of assets);

                    (h)  neither the Company nor any of its
     Subsidiaries shall change any of the accounting princi-ples used by it unless required by GAAP;

                    (i)  neither the Company nor any of its
     Subsidiaries shall pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction of any such claims, liabilities or obligations, (x) in the ordinary course of business and consistent with past practice, of claims, liabilities or obligations reflected or reserved against in, or contemplated by, the consolidated financial state-ments (or the notes thereto) of the Company and its consolidated Subsidiaries, (y) incurred in the ordinary course of business and consistent with past practice or
     (z) which are legally required to be paid, discharged or satisfied (provided that if such claims, liabilities or obligations referred to in this clause (z) are legally required to be paid and are also not otherwise payable in accordance with clauses (x) or (y) above, the Company will notify Parent in writing if such claims, liabilities or obligations exceed, individually or in the aggregate, $100,000 in value, reasonably in advance of their pay-
     ment);

                    (j)  neither the Company nor any of its
     Subsidiaries will adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restruc-turing, recapitalization or other reorganization of the Company or any of its Subsidiaries (other than the Merger);

                    (k)  neither the Company nor any of its
     Subsidiaries will take, or agree to commit to take, any action that would make any representation or warranty of the Company contained herein inaccurate in any respect at, or as of any time prior to, the Effective Time; or

                    (l)  neither the Company nor any of its
     Subsidiaries will enter into an agreement, contract, commitment or arrangement to do any of the foregoing, or to authorize, recommend, propose or announce an intention to do any of the foregoing.

               Section 5.2 Rights Agreement. Except for the amendments contemplated by Section 1.2(d) hereof or amendments approved in writing by Parent or the Purchas-er, the Company will not, following the date hereof, amend the Rights Agreement in any manner. In addition the Company covenants and agrees that it will not redeem the Rights unless such redemption is consented to in writing by Parent prior to such redemption.

               Section 5.3 HSR Act. The Company and Parent shall take all reasonable actions necessary to file as soon as practicable notifications under the HSR Act and to respond as promptly as practicable to any inquiries received from the Federal Trade Commission and the Anti-trust Division of the Department of Justice for addition-al information or documentation and to respond as prompt-ly as practicable to all inquiries and requests received from any State Attorney General or other Governmental Entity in connection with antitrust matters.

               Section 5.4 Access to Information. Upon reason-able notice, the Company shall (and shall cause each of its Subsidiaries to) afford to the officers, employees, accountants, counsel, financing sources and other repre-sentatives of Parent, access, during normal business hours during the period prior to the Appointment Date, to all its properties, books, contracts, commitments and records and, during such period, the Company shall (and shall cause each of its Subsidiaries to) furnish promptly to the Parent (a) a copy of each report, schedule, regis-tration statement and other document filed or received by it during such period pursuant to the requirements of federal securities laws and (b) all other information concerning its business, properties and personnel as Parent may reasonably request. After the Appointment
     Date the Company shall provide Parent and such persons as Parent shall designate with all such information, at such time, as Parent shall request. Unless otherwise required by law and until the Appointment Date, Parent will hold any such information which is nonpublic in confidence in accordance with the provisions of the letter agreement between the Company and the Parent (the "Confidentiality Agreement").

               Section 5.5 Consents and Approvals. Each of the Company, Parent and the Purchaser will take all reason-able actions necessary to comply promptly with all legal requirements which may be imposed on it with respect to this Agreement and the transactions contemplated hereby (which actions shall include, without limitation, fur-nishing all information required under the HSR Act and in connection with approvals of or filings with any other Governmental Entity) and will promptly cooperate with and furnish information to each other in connection with any such requirements imposed upon any of them or any of their Subsidiaries in connection with this Agreement and the transactions contemplated hereby. Each of the Compa-ny, Parent and the Purchaser will, and will cause its Subsidiaries to, take all reasonable actions necessary to obtain (and will cooperate with each other in obtaining) any consent, authorization, order or approval of, or any exemption by, any Governmental Entity or other public or private third party required to be obtained or made by Parent, the Purchaser, the Company or any of their Sub-sidiaries in connection with the Merger or the taking of any action contemplated thereby or by this Agreement.

               Section 5.6  Employee Benefits.

                    (a)  Parent agrees that, effective as of
     the Effective Time, the Surviving Corporation and its Subsidiaries shall provide benefits to their employees that are comparable with those provided by Parent to similarly situated employees of Parent or any of its Sub-sidiaries, taking into account all relevant factors, including, without limitation, the businesses in which the Surviving Corporation and its Subsidiaries are en-gaged. Parent further agrees that, effective as of the Effective Time, employees of the Surviving Corporation and its Subsidiaries shall become participants in the health benefit plans and programs maintained for similar-ly situated employees of Parent or any of its Subsidiar-ies. Such health benefit plans and programs shall (1) recognize expenses and claims that were incurred by such employees in the year in which the Effective Time occurs and recognized for similar purposes of computing deduct-ible amounts and copayments under the Company's plans as of the Effective Time and (2) provide coverage for pre-existing health conditions to the extent covered under the applicable plans or programs of the Company as of the Effective Time. In addition, employees of the Surviving Corporation will receive credit for their prior service with the Company and its Subsidiaries for eligibility and vesting purposes and for vacation accrual purposes.

                    (b)  Parent guarantees the payment of, and
     agrees to honor, the current severance pay arrangements and split dollar life insurance agreements, which agree-ments and arrangements are listed on Schedule 5.6(b) hereto, that the Company has in effect for the benefit of certain executive officers, copies of whose written severance pay arrangements and split dollar insurance agreements have been provided to Parent. Parent acknowl-edges that (i) the change in each such executive's re-sponsibilities resulting from the completion of the Offer and the resulting change in the Company from a publicly owned company to a majority or wholly owned subsidiary constitutes circumstances that shall be deemed a "Termi-nation of Employment" following a "Change in Control" under such severance agreements or a "Resignation by the Executive following a Change in Control for Good Reason" and (ii) any decision on the part of any such executive to terminate his employment for any reason subsequent to completion of the Offer shall not constitute a "voluntary termination of employment" under such split dollar life insurance agreements.

                    (c)  In the case of persons employed by
     the Company at its central administrative offices at the completion of the Offer other than those executive offi-cers referred to in (b) above, Parent agrees to cause the Company or the Surviving Corporation, as the case may be, to pay a lump sum severance benefit to each such person whose employment is terminated by the Company or the Surviving Corporation for any reason other than cause, death or disability prior to the first anniversary of the completion of the Offer. Such severance benefit shall be based on the terminated employee's number of whole years (rounded up or down to the nearest whole year) of contin-uous service with the Company and/or the Surviving Corpo-ration, shall be calculated as follows, and shall be re-duced by withholding and employment taxes, if required by law to be withheld:

          Length of Service             Amount of Severance Benefit

          less than 10 years            1 week's gross pay for each
                                        whole year of service, with a
                                        minimum severance benefit of 2
                                        weeks' gross pay (or, if great-
                                        er, gross pay for the number of
                                        additional business days re-
                                        maining until the expiration of
                                        the notification period re-
                                        quired in connection with the
                                        Headquarters Closing Notices
                                        (as defined in Section 5.15
                                        hereof)).

          10 years or more              2 weeks' gross pay for each
                                        whole year of service, with a
                                        maximum severance benefit of 26
                                        weeks' gross pay

     The term "gross pay" shall mean the employees' average weekly gross wages or salary, before deductions or withholdings of any kind whatsoever, received from the Company and/or the Surviving Corporation during the last full calendar month immediately prior to the date of termination. The severance benefit described above will be provided, if applicable, upon the giving by the severed employee of a full release of claims in form and substance satisfactory to Parent. Any severance payment shall be applied first to any pay or bene-fits in lieu of notice that may become due pursuant to the WARN Act.

               Section 5.7 No Solicitation. Neither the Company nor any of its Subsidiaries or affiliates shall (and the Company shall use its best efforts to cause its officers, directors, employees, representatives and agents, including, but not limited to, investment bankers, attorneys and accoun-tants, not to), directly or indirectly, encourage, solicit, participate in or initiate discussions or negotiations with, or provide any information to, any corporation, partnership, person or other entity or group (other than Parent, any of its affiliates or representatives) concerning any merger, tender offer, exchange offer, sale of assets, sale of shares of capital stock or debt securities or similar transactions involving the Company or any Subsidiary, division or operat-ing or principal business unit of the Company (an "Acquisi-tion Proposal"). The Company further agrees that it will immediately cease any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing. Notwithstanding the forego-ing, the Company may, directly or indirectly, provide access and furnish information concerning its business, properties or assets to any corporation, partnership, person or other entity or group pursuant to appropriate confidentiality agreements, and may negotiate and participate in discussions and negotiations with such entity or group concerning an Acquisition Proposal (x) if such entity or group has submit-ted a bona fide written proposal to the Board of Directors of the Company relating to any such transaction and (y) if, in the opinion of the Board of Directors of the Company, after consultation with independent legal counsel to the Company, the failure to provide such information or access or to engage in such discussions or negotiations would be inconsis-tent with their fiduciary duties to the Company's sharehold-ers under applicable law. Furthermore, nothing contained in this Section 5.7 shall prohibit the Company or its Board of Directors from taking and disclosing to the Company's share-holders a position with respect to a tender offer by a third party pursuant to Rules l4d-9 and l4e-2(a) promulgated under the Exchange Act or from making such disclosure to the Com-pany's shareholders which, in the judgment of the Board of Directors with the advice of outside counsel, may be required under applicable law. The Company will immediately notify Parent of any such proposal, or if an inquiry is made, and will keep Parent fully apprised of all developments with respect to any such Acquisition Proposal.

               Section 5.8 Brokers or Finders. Each of Parent and the Company represents, as to itself, its Subsidiaries and its affiliates, that no agent, broker, investment banker, financial advisor or other firm or person is or will be entitled to any brokers' or finder's fee or any other commis-sion or similar fee in connection with any of the transac-tions contemplated by this Agreement except Peter J. Solomon Company Limited and Wasserstein Perella, whose fees and ex-penses will be paid by the Company in accordance with the Company's agreements with such firms (copies of which have been delivered by the Company to Parent prior to the date of this Agreement), and each of Parent and the Company agrees to indemnify and hold the other harmless from and against any and all claims, liabilities or obligations with respect to any other fees, commissions or expenses asserted by any person on the basis of any act or statement alleged to have been made by such party or its affiliates.

               Section 5.9 Additional Agreements. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use all reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations, or to remove any injunctions or other imped-iments or delays, legal or otherwise, to consummate and make effective the Merger and the other transactions contemplated by this Agreement. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of the Company and Parent shall use all reasonable efforts to take, or cause to be taken, all such necessary actions.

               Section 5.10 Convertible Debentures. Promptly after acceptance by the Purchaser of Shares for payment pursuant to the Offer, if so requested by Parent, the Company shall provide any notice required pursuant to Article 3 of the Indenture in order to effect a redemption by the Company of the Convertible Debentures. The Company shall cause such redemption of the Convertible Debentures, if so requested by Parent, to occur on the date specified by Parent, which date shall not be less than 30 nor more than 60 days after the date notices of such redemption are mailed to debenture-holders of the Company. In addition, if so requested by Parent, the Company shall take all actions prescribed under
     Article 10 of the Indenture required to terminate the Com-pany's obligations under the Indenture.

               Section 5.11 Publicity. The initial press release with respect to the execution of this Agreement shall be a joint press release acceptable to Parent and the Company. Thereafter, so long as this Agreement is in effect, neither the Company, Parent nor any of their respective affiliates shall issue or cause the publication of any press release or other announcement with respect to the Merger, this Agreement or the other transactions contemplated hereby without the prior consultation of the other party, except as may be required by law or by any listing agreement with a national securities exchange.

               Section 5.12 Notification of Certain Matters. The Company shall give prompt notice to Parent and Parent shall give prompt notice to the Company, of (i) the occurrence, or non-occurrence of any event the occurrence, or non-occurrence of which would cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at or prior to the Effective Time and (ii) any mate-rial failure of the Company or Parent, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this
     Section 5.12 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

               Section 5.13 Directors' and Officers' Insurance and Indemnification. For six years after the Effective Time, Parent shall, or shall cause the Surviving Corporation to, indemnify, defend and hold harmless the present and former officers, directors, employees and agents of the Company and its Subsidiaries (each an "Indemnified Party") against all losses, claims, damages, liabilities, fees and expenses (including reasonable fees and disbursements of counsel and judgments, fines, losses, claims, liabilities and amounts paid in settlement (provided that any such settlement is effected with the written consent of the Parent or the Sur-viving Corporation)) arising out of actions or omissions occurring at or prior to the Effective Time to the full extent permitted under Michigan law or the Company's Restated Articles of Incorporation, By-Laws or indemnification agree-ments in effect at the date hereof, including provisions relating to advancement of expenses incurred in the defense of any action or suit; provided that, in the event any claim or claims are asserted or made within such six year period, all rights to indemnification in respect of any such claim or claims shall continue until disposition of any and all such claims; provided further, that any determination required to be made with respect to whether an Indemnified Party's con-duct complies with the standards set forth under Michigan law, the Company's Restated Articles of Incorporation or By-Laws or such agreements, as the case may be, shall be made by independent counsel mutually acceptable to Parent and the Indemnified Party and; provided further, that nothing herein shall impair any rights or obligations of any present or former directors or officers of the Company. Parent or the Surviving Corporation shall maintain the Company's existing officers' and directors' liability insurance policy ("D&O Insurance") for a period of not less than two years after the Effective Date; provided, that the Parent may substitute therefor policies of substantially similar coverage and amounts containing terms no less advantageous to such former directors or officers; provided, further, if the existing D&O Insurance expires, is terminated or cancelled during such period, Parent or the Surviving Corporation will use all reasonable efforts to obtain substantially similar D&O Insur-ance; provided further, however, that in no event shall the Company be required to pay aggregate premiums for insurance under this Section in excess of 100% of the aggregate premi-ums paid by the Company in 1994 (on an annualized basis for such purpose) ("1994 Premiums"). In the event that, but for the last proviso of the immediately preceding sentence, Parent or the Surviving Corporation would be required to expend more than 100% of 1994 Premiums, Parent or the Sur-viving Corporation shall nonetheless purchase the maximum amount of such insurance obtainable by payment of annual premiums equal to 100% of 1994 Premiums.

               Section 5.14 WARN Act. The Company agrees that it shall, on behalf of Parent, within five calendar days of the date hereof, issue such notices (the "Headquarters Closing Notices") as are required under the Worker Adjustment and Retraining Notification Act of 1988 (the "WARN Act") or any similarly applicable state or local law, in connection with Parent's intended closing of the Company's current headquar-ters (the "Headquarters Closing") located at 5400 Perry Drive, Pontiac, Michigan 48343-6021, on or about the Effec-tive Time (the "Headquarters Closing Date"). The Headquar-ters Closing Notices shall comply in form and substance with the WARN Act and any similarly applicable state or local law, as well as such regulations as have been promulgated there-under. The Headquarters Closing Notices shall be given sufficiently in advance of the Headquarters Closing Date so that Parent shall not be liable under the WARN Act or any similarly applicable state or local law for any penalty or payment in lieu of notice to any employee or governmental entity. Parent and the Company shall cooperate in the prepa-ration and giving of such notices, and no such notices shall be given until they have been approved by Parent.



                               ARTICLE VI

                               CONDITIONS

               Section 6.1 Conditions to Each Party's Obligation To Effect the Merger. The respective obligation of each party to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of each of the following condi-tions:

                    (a)  Shareholder Approval.  This Agreement
     shall have been approved and adopted by the requisite vote of the holders of Company Common Stock, if required by applica-ble law and the Restated Articles of Incorporation, in order to consummate the Merger;

                    (b)  Statutes; Consents.  No statute, rule,
     order, decree or regulation shall have been enacted or pro-mulgated by any foreign or domestic government or any govern-mental agency or authority of competent jurisdiction which prohibits the consummation of the Merger and all foreign or domestic governmental consents, orders and approvals required for the consummation of the Merger and the transactions contemplated hereby shall have been obtained and shall be in effect at the Effective Time;

                    (c) Injunctions. There shall be no order or injunction of a foreign or United States federal or state court or other governmental authority of competent juris-diction in effect precluding, restraining, enjoining or prohibiting consummation of the Merger; and

                    (d) Purchase of Shares in Offer. Parent, the Purchaser or their affiliates shall have purchased shares of Company Common Stock pursuant to the Offer.


                              ARTICLE VII

                              TERMINATION

               Section 7.1 Termination. Anything herein or else-where to the contrary notwithstanding, this Agreement may be terminated and the Merger contemplated herein may be aban-doned at any time prior to the Effective Time, whether before or after shareholder approval thereof:

                    (a)  By the mutual consent of the Board of
     Directors of Parent and the Board of Directors of the Company.

                    (b)  By either of the Board of Directors of
     the Company or the Board of Directors of Parent:

                    (i)  if shares of Company Common Stock shall
               not have been purchased pursuant to the Offer on or prior to June 1, 1995; provided, however, that the right to terminate this Agreement under this Section 7.1(b)(i) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of Parent or the Purchaser, as the case may be, to purchase shares of Company Common Stock pursuant to the Offer on or prior to such date; or

                    (ii)  if any Governmental Entity shall have
               issued an order, decree or ruling or taken any other action (which order, decree, ruling or other action the parties hereto shall use their reasonable efforts to lift), in each case permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and non-appealable.

                    (c)  By the Board of Directors of the Company:

                    (i)  if, prior to the purchase of shares of
               Company Common Stock pursuant to the Offer, the Board of Directors of the Company shall have (A) withdrawn, or modified or changed in a manner adverse to Parent or the Purchaser its approval or recommendation of the Offer, this Agreement or the Merger in order to approve and permit the Company to execute a definitive agreement providing for the acquisition of the Company, by merger, consolidation or otherwise, and (B) determined, after consultation with independent legal counsel to the Company, that the failure to take such action as set forth in the preceding clause (A) would be inconsistent with its fiduciary duties to the Company's shareholders under applicable law; or

                    (ii)  if, prior to the purchase of Company
               Common Stock pursuant to the Offer, Parent or the Pur-chaser breaches or fails in any material respect to perform or comply with any of its material covenants and agreements contained herein or breaches its representa-tions and warranties in any material respect; or

                    (iii)  if Parent or the Purchaser shall have
               terminated the Offer, or the Offer shall have expired, without Parent or the Purchaser, as the case may be, purchasing any shares of Company Common Stock pursuant thereto; provided that the Company may not terminate this Agreement pursuant to this Section 7.1(c)(iii) if the Company is in material breach of this Agreement; or

                    (iv)  if, due to an occurrence that if occur-
               ring after the commencement of the Offer would result in a failure to satisfy any of the conditions set forth in Annex A hereto, Parent, the Purchaser or any of their affiliates shall have failed to commence the Offer on or prior to five business days following the date of the initial public announcement of the Offer; provided, that the Company may not terminate this Agreement pursuant to this Section 7.1(c)(iv) if the Company is in material breach of this Agreement.

                    (d)  By the Board of Directors of Parent:

                    (i)  if, due to an occurrence that if occur-
               ring after the commencement of the Offer would result in a failure to satisfy any of the conditions set forth in Annex A hereto, Parent, the Purchaser, or any of their affiliates shall have failed to commence the Offer on or prior to five business days following the date of the initial public announcement of the Offer; provided that Parent may not terminate this Agreement pursuant to this
               Section 7.1(d)(i) if Parent is in material breach of this Agreement; or

                    (ii)  if (A) prior to the purchase of shares
               of Company Common Stock pursuant to the Offer, the Board of Directors of the Company shall have withdrawn, or modified or changed in a manner adverse to Parent or the Purchaser its approval or recommendation of the Offer, this Agreement or the Merger or shall have recommended an Acquisition Proposal or offer, or shall have executed an agreement in principle (or similar agreement) or definitive agreement providing for a tender offer or exchange offer for any shares of capital stock of the Company, or a merger, consolidation or other business combination with a person or entity other than Parent, the Purchaser or their affiliates (or the Board of Directors of the Company resolves to do any of the foregoing), or (B) it shall have been publicly disclosed or Parent or the Purchaser shall have learned that any person, entity or "group" (as that term is defined in Section 13(d)(3) of the Exchange Act) (an "Acquiring Person"), other than Parent or its affiliates or any group of which any of them is a member, shall have ac-quired beneficial ownership (determined pursuant to Rule 13d-3 promulgated under the Exchange Act) of more than 19.9% of any class or series of capital stock of the Company (including the Shares), through the acquisition of stock, the formation of a group or otherwise, or shall have been granted an option, right, or warrant, conditional or otherwise, to acquire beneficial owner-ship of more than 19.9% of any class or series of capi-tal stock of the Company (including the Shares); or

                    (iii)  if Parent or the Purchaser, as the case
               may be, shall have terminated the Offer, or the Offer shall have expired without Parent or the Purchaser, as the case may be, purchasing any shares of Company Common Stock thereunder, provided that Parent may not terminate this Agreement pursuant to this Section 7.1(d)(iii) if it or the Purchaser has failed to purchase shares of Company Common Stock in the Offer in violation of the material terms thereof.

               Section 7.2 Effect of Termination. In the event of the termination of this Agreement as provided in Section 7.1, written notice thereof shall forthwith be given to the other party or parties specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become null and void, and there shall be no liabil-ity on the part of the Parent or the Company except (A) for fraud or for material breach of this Agreement and (B) as set forth in this Section 7.2 and Section 8.1.



                              ARTICLE VIII

                             MISCELLANEOUS

               Section 8.1 Fees and Expenses. (a) Except as contemplated by this Agreement, including Sections 8.1(b) and 8.1(c) hereof, all costs and expenses incurred to connection with this Agreement and the consummation of the transactions contemplated hereby shall be paid by the party incurring such expenses.

                    (b)  If (w) the Board of Directors of the
     Company shall terminate this Agreement pursuant to Section 7.1(c)(i) hereof, (x) the Board of Directors of Parent shall terminate this Agreement pursuant to Section 7.1(d)(ii)(A) hereof, (y) the Board of Directors of Parent shall terminate this Agreement pursuant to Section 7.1(d)(ii)(B) and within one (1) year of such termination, the Acquiring Person shall acquire or beneficially own a majority of the then outstand-ing shares of Company Common Stock or shall have obtained representation on the Company's Board of Directors or shall enter into a definitive agreement with the Company with respect to an Acquisition Proposal or similar business combi-nation or (z) the Board of Directors of Parent shall termi-nate this Agreement pursuant to Section 7.1(d)(i) or Section 7.1(d)(iii) hereof, in each case due to a (I) a material breach of the representations and warranties of the Company set forth in this Agreement other than as the result of an act of God or (II) a material breach of, or failure to per-form or comply with, any material obligation, agreement or covenant contained in this Agreement, including but not limited to the covenants contained in Section 5.1 hereof, by the Company, then in any such case as described in clause
     (w), (x), (y) or (z) (each such case of termination being referred to as a "Trigger Event"), the Company shall pay to Parent (not later than two business days after termination of this Agreement) an amount equal to $3 million.

                    (c)  Upon the termination of this Agreement
     due to the occurrence of a Trigger Event, the Company agrees that it shall promptly assume and pay, or reimburse Parent for, all reasonable fees and expenses incurred, or to be incurred by Parent, the Purchaser and their affiliates (in-cluding the fees and expenses of legal counsel, accountants, financial advisors, other consultants, financial printers and financing sources) in connection with the Offer, the Merger and the consummation of the transactions contemplated by this Agreement, in an amount not to exceed $1 million in the aggregate.

               Section 8.2 Amendment and Modification. Subject to applicable law, this Agreement may be amended, modified and supplemented in any and all respects, whether before or after any vote of the shareholders of the Company contemplated hereby, by written agreement of the parties hereto, by action taken by their respective Boards of Directors (which in the case of the Company shall include approvals as contemplated in Section 1.3(b)), at any time prior to the Closing Date with respect to any of the terms contained herein; provided, however, that after the approval of this Agreement by the shareholders of the Company, no such amendment, modification or supplement shall reduce or change the Merger Consider ation.

               Section 8.3 Nonsurvival of Representations and War-ranties. None of the representations and warranties in this Agreement or in any schedule, instrument or other document delivered pursuant to this Agreement shall survive the Effec-tive Time.

               Section 8.4 Notices. All notices and other commu-nications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (which is con-firmed) or sent by an overnight courier service, such as Federal Express, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

                    (a)  if to Parent or the Purchaser, to:

                         Rite Aid Corporation
                         30 Hunter Lane
                         Camp Hill, Pennsylvania  17011
                         Attention:  General Counsel
                         Telephone No.:  (717) 761-2633
                         Telecopy No.:  (717) 975-5952

                         with a copy to:

                         Nancy A. Lieberman, Esq.
                         Skadden, Arps, Slate, Meagher & Flom
                         919 Third Avenue
                         New York, New York 10022
                         Telephone No.:  (212) 735-3000
                         Telecopy No.:  (212) 735-2001

                         and

                    (b)  if to the Company, to:

                         Perry Drug Stores, Inc.
                         5400 Perry Drive
                         P.O. Box 436021
                         Pontiac, Michigan  48343-6021
                         Attention:  General Counsel
                         Telephone No.:  (810) 334-1300

                         Telecopy No.:  (810) 647-7753

                         with a copy to:

                         Frank K. Zinn, Esq.
                         Dykema Gossett PLLC
                         400 Renaissance Center
                         Detroit, Michigan 48243
                         Telephone No.:  (312) 568-6969
                         Telecopy No.:  (313) 568-6915

               Section 8.5 Interpretation. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. Whenever the words "include", "includes" or "including" are used in this Agreement they shall be deemed to be followed by the words "without limitation". The phrase "made available" in this Agreement shall mean that the information referred to has been made available if requested by the party to whom such information is to be made available. The phrases "the date of this Agreement", "the date hereof", and terms of similar import, unless the context otherwise requires, shall be deemed to refer to December 23, 1994. As used in this Agreement, the term "affiliate(s)" shall have the meaning set forth in Rule l2b-2 of the Exchange Act.

               Section 8.6 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effec-tive when two or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counter-part.

               Section 8.7 Entire Agreement; No Third Party Benefi ciaries; Rights of Ownership. This Agreement and the Confi-dentiality Agreement (including the documents and the instru-ments referred to herein and therein): (a) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, and (b) except as provided in Sections 5.6 and 5.13 are not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

               Section 8.8 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restric-tions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

               Section 8.9 Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Delaware without giving effect to the principles of conflicts of law thereof.

               Section 8.10 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by opera-tion of law or otherwise) without the prior written consent of the other parties, except that the Purchaser may assign, in its sole discretion, any or all of its rights, interest and obligations hereunder to Parent or to any direct or indirect wholly owned Subsidiary of Parent. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.



          IN WITNESS WHEREOF, Parent, the Purchaser and the
     Company have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

                                   RITE AID CORPORATION


                                   By:/s/ Martin L. Grass
                                         Name:    Martin L. Grass
                                         Title:   President and Chief
                                                  Operating Officer


                                 LAKE ACQUISITION CORPORATION


                                 By:/s/ Martin L. Grass
                                         Name:    Martin L. Grass
                                         Title:   Vice President


                                 PERRY DRUG STORES, INC.


                                 By:/s/ Jack A. Robinson
                                         Name:    Jack A. Robinson
                                         Title:   Chairman and Chief
                                                  Executive Officer



                                                                 ANNEX A

                     CONDITIONS TO THE TENDER OFFER

               Notwithstanding any other provisions of the Offer, and in addition to (and not in limitation of) the Purchaser's rights to extend and amend the Offer at any time in its sole discretion (subject to the provisions of the Merger Agree-ment), the Purchaser shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to the Purchaser's obligation to pay for or return tendered Shares promptly after termination or withdrawal of the Offer), pay for, and may delay the acceptance for payment of or, subject to the restriction referred to above, the payment for, any tendered Shares, and may terminate the Offer as to any Shares not then paid for, if (i) any applicable waiting period under the HSR Act has not expired or terminat-ed, (ii) the Minimum Condition has not been satisfied, (iii) the Rights Agreement shall not have been amended in a manner which renders the Rights inoperative with respect to any acquisition of Shares by Parent or the Purchaser, or (iv) at any time on or after December 23, 1994 and before the time of payment for any such Shares, any of the following events shall occur or shall be determined by the Purchaser to have occurred:

                    (a)  there shall have been any action taken,
     or any statute, rule, regulation, judgment, order or injunc-tion promulgated, entered, enforced, enacted, issued or applicable to the Offer or the Merger by any domestic or foreign federal or state governmental regulatory or adminis-trative agency or authority or court or legislative body or commission which directly or indirectly (l) prohibits, or imposes any material limitations on, Parent's or the Pur-chaser's ownership or operation (or that of any of their respective Subsidiaries or affiliates) of all or a material portion of their or the Company's businesses or assets, or compels Parent or the Purchaser or their respective Subsid-iaries and affiliates to dispose of or hold separate any material portion of the business or assets of the Company or Parent and their respective Subsidiaries, in each case taken as a whole, (2) prohibits, or makes illegal the acceptance for payment, payment for or purchase of Shares or the consum-mation of the Offer or the Merger, (3) results in the delay in or restricts the ability of the Purchaser, or renders the Purchaser unable, to accept for payment, pay for or purchase some or all of the Shares, (4) imposes material limitations on the ability of the Purchaser or Parent effectively to exercise full rights of ownership of the Shares, including, without limitation, the right to vote the Shares purchased by it on all matters properly presented to the Company's share-holders, or (5) otherwise materially adversely affects the consolidated financial condition, businesses or results of operations of the Company and its Subsidiaries, taken as a whole, provided that Parent shall have used all reasonable efforts to cause any such judgment, order or injunction to be vacated or lifted;

                    (b) there shall have occurred (1) any general suspension of trading in, or limitation on prices for, secu-rities on the New York Stock Exchange for a period in excess of three hours (excluding suspensions or limitations result-ing solely from physical damage or interference with such exchanges not related to market conditions), (2) a decla-ration of a banking moratorium or any suspension of payments in respect of banks in the United States (whether or not mandatory), (3) a commencement of a war, armed hostilities or other international or national calamity directly or indi-rectly involving the United States, (4) any limitation (whether or not mandatory) by any foreign or United States governmental authority on the extension of credit by banks or other financial institutions, (5) any decline in either the Dow Jones Industrial Average or the Standard & Poor's Index of 500 Industrial Companies by an amount in excess of 20% measured from the close of business on December 23, 1994 or
     (6) in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof;

                    (c) the representations and warranties of the Company set forth in the Merger Agreement shall not be true and correct in any material respect as of the date of consum-mation of the Offer as though made on or as of such date, except (i) for changes specifically permitted by the Merger Agreement and (ii) those representations and warranties that address matters only as of a particular date are true and correct as of such date, or the Company shall have breached or failed in any material respect to perform or comply with any material obligation, agreement or covenant required by the Merger Agreement to be performed or complied with by it;

                    (d)  the Merger Agreement shall have been
     terminated in accordance with its terms;

                    (e) (i) it shall have been publicly disclosed or Parent or the Purchaser shall have otherwise learned that any person, entity or "group" (as defined in Section 13(d)(3) of the Exchange Act), other than Parent or its affiliates or any group of which any of them is a member, shall have ac-quired beneficial ownership (determined pursuant to Rule 13d-3 promulgated under the Exchange Act) of more than 19.9% of any class or series of capital stock of the Company (includ-ing the Shares), through the acquisition of stock, the forma-tion of a group or otherwise, or shall have been granted an option, right or warrant, conditional or otherwise, to ac-quire beneficial ownership of more than 19.9% of any class or series of capital stock of the Company (including the Shares); or (ii) any person or group shall have entered into a definitive agreement or agreement in principle with the Company with respect to a merger, consolidation or other business combination with the Company; or

                    (f)  the Company's Board of Directors shall
     have withdrawn, or modified or changed in a manner adverse to Parent or the Purchaser (including by amendment of the Sched-ule 14D-9) its recommendation of the Offer, the Merger Agree-ment, or the Merger, or recommended another proposal or offer, or shall have resolved to do any of the foregoing; which in the sole judgment of Parent or the Purchaser, in any such case, and regardless of the circumstances (including any action or inaction by Parent or the Purchaser giving rise to such condition) makes it inadvisable to proceed with the Offer or with such acceptance for payment or payments.

               The foregoing conditions are for the sole benefit of the Purchaser and Parent and may be waived by Parent or the Purchaser, in whole or in part at any time and from time to time in the sole discretion of Parent or the Purchaser. The failure by Parent or the Purchaser at any time to exer-cise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.